Exhibit 4.24

Confidential	Execution Version

Dated 15 November 2023

CADELER A/S

as Borrower

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE

BRANCH

as Facility Agent

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE

BRANCH

as Green Loan Co-ordinator

THE BANKS, FINANCIAL INSTITUTIONS AND OTHER ENTITIES LISTED HEREIN

as Lenders

THE BANK LISTED HEREIN

as Mandated Lead Arranger

FACILITY AGREEMENT

for a €50,000,000 Loan Facility

Contents

Clause		Page

Section 1 - Interpretation		1

1	Definitions and interpretation	1

Section 2 - The Facility		24

2	The Facility	24

3	Purpose	25

4	Conditions of Utilisation	26

Section 3 - Utilisation		28

5	Utilisation	28

Section 4 - Repayment, Prepayment and Cancellation		29

6	Repayment	29

7	Illegality, prepayment and cancellation	29

8	Restrictions	33

Section 5 - Costs of Utilisation		34

9	Interest	34

10	Interest Periods	35

11	Changes to the calculation of interest	35

12	Fees	36

Section 6 - Additional Payment Obligations		37

13	Tax gross-up and indemnities	37

14	Increased Costs	40

15	Other indemnities	41

16	Mitigation by the Lenders	43

17	Costs and expenses	43

Section 7 - Representations, Undertakings and Events of Default		45

18	Representations	45

19	Information undertakings	51

20	Banking (Exposure Limits) Rules	55

21	Financial covenants	55

22	General Undertakings	58

23	Negative Undertakings	59

24	Consequences of breach of green loan provisions	64

25	Events of Default	64

Section 8 - Changes to Parties		69

26	Changes to the Lenders	69

27	Changes to the Borrower	73

Section 9 - The Finance Parties		74

28	Roles of Facility Agent, Mandated Lead Arranger and Green Loan Co-ordinator	74

29	Conduct of business by the Finance Parties	83

30	Sharing among the Finance Parties	84

Section 10 - Administration		86

31	Payment mechanics	86

32	Set-off	90

33	Notices	90

34	Calculations and certificates	93

35	Partial invalidity	94

36	Remedies and waivers	94

37	Amendments and waivers	94

38	Confidential Information	98

39	Confidentiality of Funding Rates	101

40	Counterparts	103

41	Contractual recognition of bail-in	103

42	HK Stay Rules	103

Section 11 - Governing Law and Enforcement		104

43	Governing law	104

44	Enforcement	104

THIS AGREEMENT is dated 15 November 2023 and made between:

(1)

CADELER A/S, a public limited liability company formed under the laws of Denmark (with Danish registration number CVR 31180503) listed on the Oslo Stock Exchange, having its registered office at Arne Jacobsens Allé 7, 7. 2300 Copenhagen S, Denmark (the Borrower);

(2)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH as green loan co-ordinator (the Green Loan Co-ordinator);
(3)	THE BANKS, FINANCIAL INSTITUTIONS AND OTHER ENTITIES listed in Schedule 1 as lenders (the Original Lenders);
(4)	THE BANK listed in Schedule 1 as mandated lead arranger (the Mandated Lead Arranger); and
(5)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH as facility agent of the other Finance Parties (the Facility Agent).

IT IS AGREED as follows:

Section 1 -  Interpretation

1	Definitions and interpretation
1.1	Definitions

In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:

Acceptable Bank means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa1 or higher by Moody’s Investors Service Limited or a comparable rating from another internationally recognised credit rating agency; or
(b)	any other bank or financial institution approved by the Facility Agent.

Accounting Reference Date means 31 December or such other date as may be approved.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent includes any person who may be appointed as such under the Finance Documents.

Approved Valuer means Clarksons, Fearnleys, Pareto and Braemar and any other broker nominated by the Borrower and approved in writing by the Facility Agent.

Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

Auditors means one of PwC, Ernst & Young Godkendt Revisionspartnerselskab, Deloitte or KPMG or another firm nominated by the Borrower and approved in writing by the Facility Agent.

Authorisation means any authorisation, permit, consent, concession, approval, resolution, licence, exemption, filing, waiver, notarisation or registration.

Authority means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government owned body, department, commission, authority,

tribunal, agency or entity, or central bank (or any person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank) in a Relevant Jurisdiction.

Available Cash Flow means, in respect of any period and without double counting:

(a)	the aggregate of all earnings, income and revenue received by the Borrower under or pursuant to the Charterer Agreements and any other receipts of whatever kind and from whatever source during such period (which have not been taken into account in a previous calculation of Available Cash Flow); and
(b)	the aggregate of:
(i)	any Permitted Financial Indebtedness raised by the Borrower during such period; and
(ii)	any Equity Contributions received by the Borrower during such period;
(iii)	the amount of interest earned on any of the Borrower’s bank accounts during such period;
(iv)	any dividends or other payments (including payments on the Borrower’s cash pool accounts) actually received by the Borrower from any of its Subsidiaries during such period; and
(v)	any amount standing to the credit of the Borrower’s bank accounts and any undrawn amounts under any committed revolving credit facilities of the Borrower as of the commencement of such period;
(c)	less the sum of:
(i)	the Operating Expenses paid by the Borrower during such period;
(ii)	the bareboat payments actually paid to any of the Borrower’s Subsidiaries during such period; and
(iii)	the total amount of Tax actually paid by the Borrower in that period; and
(d)	less the sum of:
(i)	the Borrower’s capital expenditure during such period;
(ii)	any capital injection by the Borrower into any of its Subsidiaries during such period; and
(e)	less the sum of the principal and interest paid by the Borrower (as borrower) in respect of Permitted Financial Indebtedness secured by mortgages over the Ships of the Group during such period,

and excludes: (i) the higher of any cash that is required to be maintained as part of a minimum balance by the Borrower under all of its other Permitted Financial Indebtedness and (ii) the double counting of any liability which might otherwise be included as a result of this definition.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;
(b)	in relation to the United Kingdom, the UK Bail-In Legislation; and
(c)	in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

Basel II Accord means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord.

Basel II Approach means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Regulations applicable to such Finance Party) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel II Accord.

Basel II Regulation means:

(a)	any law or regulation in force as at the date hereof implementing the Basel II Accord, (including the relevant provisions of CRD IV and CRR) to the extent only that such law or regulation re-enacts and/or implements the requirements of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord; and
(b)	any Basel II Approach adopted by a Finance Party or any of its Affiliates.

Basel III Accord means, together:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III” other than, in each such case, the agreements, rules, guidance and standards set out in “Basel III: Finalising the post-crisis reforms” published by the Basel Committee on Banking Supervision in December 2017, as amended, supplemented or restated.

Basel III Increased Cost means an Increased Cost which is attributable to the implementation, application or compliance with (a) any Basel III Regulation announced after the date of this Agreement (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) and/or (b) any introduction, change, clarification or publication relating to any Basel III Regulation (whether in effect at the date of this Agreement or otherwise) to the extent that any Increased Cost attributable to the implementation, application or compliance with such Basel III Regulation is not capable of being calculated with sufficient accuracy as at or prior to the date of this Agreement, including due to a lack of clarity or detail in such Basel III Regulation or any related information from a banking regulator available on the date of this Agreement.

Basel III Regulation means any law or regulation implementing the Basel III Accord (including the relevant provisions of CRD IV and CRR) save to the extent that such law or regulation re-enacts a Basel II Regulation.

Borrower means the company described as such in Schedule 1 (The original parties).

Break Costs means the amount (if any) by which:

(a)

the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday or public holiday):

(a)	on which banks are open for general business in Oslo and Singapore; and
(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

BW Group means BW Altor Pt. Ltd. and its Subsidiaries from time to time.

Change of Control occurs if:

(a)

together, the interests of Mr Andreas Sohmen-Pao, his immediate family and their respective heirs and successors, including trusts or similar arrangements of which they are individual or collective beneficiaries (together, the Sohmen Family Trust) and the BW Group cease to beneficially and legally hold (directly or indirectly) 20% or more of the issued share capital of the Borrower or such number of shares in the Borrower as carry 20% or more of the voting rights normally exercisable at a general meeting of the Borrower; or

(b)

any person other than BW Group or Swire Pacific gains control of 25% or more of the issued share capital of the Borrower or such number of shares in the Borrower as carry 25% or more of the voting rights normally exercisable at a general meeting of the Borrower, provided that:

(i)

there shall be no Change of Control if, together, the interests of the BW Group and the Sohmen Family Trust in the Borrower’s voting shares are diluted below 20% as a result of a merger with another party operating in the same industry (including the Merger Transaction); and

(ii)

there shall be no Change of Control if, together, the BW Group and the Sohmen Family Trust have not divested any of their respective voting shares held in the Borrower as of the date of this Agreement,

(iii)	there shall be no Change of Control if, together, the interests held by the BW Group and the Sohmen Family Trust in the voting shares of the Borrower are not less than 17.5%.

Charterer Agreements means any commercial contract between the Borrower and a party which is not a member of the Group (including any charter to a Group Member and any sub-charter from such Group Member to a party which is not a member of the Group) to utilise the Group’s Ships and associated services in the renewable energy activities.

Code means the US Internal Revenue Code of 1986.

Commitment means:

(a)

in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The original parties) (the Original Commitment) and the amount of any other Commitment assigned to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount of any Commitment assigned to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or assigned by it under this Agreement.

Compliance Certificate means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate) or otherwise approved.

Confidential Information means all information relating to the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any Group Member or any of its advisers; or
(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Group Member or any of its advisers,

whether received before or after the date of this Agreement, and in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:
(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 38 (Confidential Information); or
(B)	is identified in writing at the time of delivery as non-confidential by any Group Member or any of its advisers; or
(C)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate.

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the Loan Market Association or in any other form agreed between the Borrower and the Facility Agent.

Constitutional Documents means, in respect of the Borrower, its memorandum and articles of association, bye-laws or other constitutional documents including as referred to in any certificate relating to the Borrower delivered pursuant to Schedule 2 (Conditions precedent).

Consolidated EBITDA means, in respect of any Relevant Period, the consolidated profit on ordinary activities of the Group before taxation for the twelve (12) month period ending at the end of such Relevant Period, but:

(a)	adjusted to exclude interest receivable and interest payable and other similar income or costs to the extent not already excluded;
(b)	adjusted to exclude any gain or loss realised on the disposal of fixed assets (whether tangible or intangible);
(c)	after adding back depreciation and amortisation charged which relates to such period;
(d)	adjusted to exclude any exceptional, one-off, non-recurring or extraordinary items; and
(e)	after deducting any profit arising out of the release of any provisions against a liability or charge and adding back any provision relating to long term assets or contracts as shown in the then most recent Financial Statements relevant to the twelve (12) month period ending at the end of such Relevant Period.

CRD IV means the directive 2013/36/EU of the European Union on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

CRR means the regulation 575/2013 of the European Union on prudential requirements for credit institutions and investment firms.

Debt Service for any period means (without double counting):

(a)

(i) the amount of interest on the Loan which is payable under clause 9 (Interest); (ii) each principal amount which is scheduled to be repaid under clause 6 (Repayment), and (iii) fees, costs and expenses which are payable under clauses 12 (Fees) and 17 (Costs and expenses), in each case during that period; and

(b)

(i) the amount of interest payable by the Borrower (as borrower) in respect of any other Permitted Financial Indebtedness (other than any Permitted Financial Indebtedness secured by mortgages over the Ships of the Group) and (ii) each principal amount which is scheduled to be repaid by the Borrower (as borrower) in respect of any other Permitted Financial Indebtedness (other than any Permitted Financial Indebtedness secured by mortgages over the Ships of the Group), in each case during that period.

Debt Service Coverage Ratio for any date means the ratio of (a) Available Cash Flow to (b) Debt Service due for the relevant period preceding (historical).

Default means an Event of Default or any event or circumstance specified in clause 25 (Events of Default) which would (with the expiry of a grace period, the lapse of time, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Default Notice means a notice from the Facility Agent to the Borrower confirming an Event of Default has occurred.

Disruption Event means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the reasonable control of, the Party whose operations are disrupted.

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

Eligible Institution means any Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower and which, in each case, is not a Group Member.

Environmental and Social Standards means those international environmental and social standards applicable to the Group, including:

(a)

the World Bank/IFC Environmental, Health and Safety Guidelines (April 2007), including the General EHS guidelines (April 2007) and applicable Industry Sector Guidelines, being the Guidelines for Offshore Oil and Gas Development (June 2015), and the Guidelines for Shipping (April 2007);

(b)	the IFC Performance Standards (January 2012); and
(c)	IMO / MARPOL / SOLAS and ILO regulations pertaining to environmental protection, health and safety and security,

provided that in the event of any ambiguity or conflict between any of these standards or between any of these standards and any Environmental Law, the most stringent applicable requirement shall apply to the extent this is lawful.

Environmental Claims means:

(a)	enforcement, clean-up, removal or other governmental or regulatory orders or claims instituted or made pursuant to any Environmental Law or Environmental Licence or resulting from a Spill; or
(b)	any claim made by any other person relating to a Spill.

Environmental Incident means any Spill in circumstances where the Group Member may be liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement).

Environmental Laws means all applicable laws, regulations, conventions, rules or treaties of any governmental authority or agency or any other regulatory or other governmental body in any relevant jurisdiction concerning pollution or protection of human health or the conditions of the workplace or the environment, and includes the Environmental and Social Standards.

Environmental Licence means any Authorisation required at any time by any Environmental Law for the operation of the Group’s business.

Equity Contributions means amounts contributed by way of equity subscriptions or any other form that may be approved.

External Reviewer means Cicero or any replacement external reviewer being a member firm of Deloitte, Ernst & Young Global Limited, KPMG International Limited, PricewaterhouseCoopers International Limited or DNV or any other person approved by the Majority Lenders as may be appointed from time to time by the Borrower, provided that any such replacement is:

(a)

an independent professional services firm, environmental consultancy firm or ratings agency which is regularly engaged in the application and monitoring of ESG standards and ESG calculation methodologies; and

(b)	not an Affiliate of the Borrower.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

EURIBOR means, in relation to any Loan:

(a)	the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of that Loan; or
(b)	as otherwise determined pursuant to Clause 11.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.

Event of Default means any event or circumstance specified as such in clause 25 (Events of Default), provided that no Event of Default shall occur prior to the delivery of a Default Notice to the Borrower by the Facility Agent.

Facility means the term loan facility made available under this Agreement as described in clause 2 (The Facility).

Facility Office means:

(a)

in respect of a Lender, the office or offices notified by that Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for Tax purposes.

Facility Period means the period from and including the date of this Agreement to and including the date on which the Total Commitments have reduced to zero and all indebtedness of the Borrower under the Finance Documents has been fully paid and discharged.

Fair Market Value means the valuation of a Ship, as determined pursuant to the most recent Valuation Report obtained by the Borrower, dated within thirty (30) days of the end of each Financial Year.

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter means any letter or letters between a Finance Party (or Finance Parties) and the Borrower setting out any of the fees referred to in clause 12 (Fees) and includes any agreement setting out any fees payable to a Finance Party under any other Finance Document.

Final Repayment Date means, subject to clause 31.8 (Business Days), the date falling five (5) years after the date of this Agreement.

Finance Documents means this Agreement, any Fee Letter, any Utilisation Request, any Increase Confirmation and any other document designated as such in writing by the Facility Agent and the Borrower.

Finance Lease means any lease or hire purchase contract, a liability under which would, in accordance with GAAP, be treated as a balance sheet liability (other than a lease or hire purchase contract which would have been treated as an operating lease).

Finance Party means the Facility Agent, the Green Loan Co-ordinator, the Mandated Lead Arranger or a Lender.

Financial Half Year means the semi-annual accounting period of the Borrower ending on or about the date falling six (6) Months after the Accounting Reference Date in each year.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;
(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);
(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)

the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease (excluding any charter contracts in respect of ships chartered by a member of the Group for less than twenty-five (25) months);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under GAAP);

(f)

any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)

any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (excluding any performance guarantees, advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group);

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the latest Final Repayment Date or are otherwise classified as borrowings under GAAP;
(i)

any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply; and

(j)

any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

Financial Year means the annual accounting period of the Borrower ending, in the case of the Borrower, on or about the Accounting Reference Date in each year.

First Repayment Date means, subject to clause 31.8 (Business Days), the date falling four (4) years after the date of this Agreement.

Funding Rate means any individual rate notified by a Lender to the Facility Agent pursuant to clause 11.3(a)(ii) (Cost of funds).

GAAP means generally accepted accounting principles and standards in Denmark (including IFRS).

Green Financing Framework means the Borrower’s green financing framework which is in compliance with the Green Loan Principles with a Second Party Opinion (in each case as updated from time to time).

Green Loan Compliance Certificate means a certificate substantially in the form set out in Schedule 7 (Form of Green Loan Compliance Certificate) or otherwise approved.

Green Loan Criteria means:

(a)	at least 95% of consolidated annual turnover of the Borrower is derived from offshore renewable energy activities;
(b)	no turnover of the Borrower is derived from the commissioning of new or existing oil and gas installations; and
(c)	at least 95% of capital expenditures of the Borrower are aligned with the green project categories in the Green Finance Framework,

provided that, if the Merger Transaction is completed, the Green Loan Criteria will not take into account the two (2) NG2500x vessels named m.v. “Leviathan and m.v. Hydra, each held for sale by Eneti Inc or its Subsidiaries.

Green Loan Principles means the Green Loan Principles published by the Loan Market Association and Asia-Pacific Loan Market Association (APLMA) and the Loan Syndications and Trading Association (LSTA) in February 2023, as updated from time to time.

Group means the Borrower and its Subsidiaries for the time being and, for the purposes of Clause 19.1 (Financial statements) and Clause 21 (Financial covenants), any other entity required to be treated as a subsidiary in its consolidated accounts in accordance with GAAP and/or any applicable law.

Group Member means any entity which is part of the Group.

Group Net Debt means, at any time, the aggregate amount of all outstanding obligations of the Group for or in respect of Financial Indebtedness (excluding any Treasury Transaction (and, when calculating the value of a Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account)) at that time but:

(a)	including, in the case of Finance Leases only, their capitalised value; and
(b)	deducting the aggregate amount of Cash and Cash Equivalent Investments (as such term is defined in clause 21.1 (Financial definitions)) held by the Group at that time.

Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.

HSBC Group means HSBC Holdings PLC, its Subsidiaries, related bodies corporate, associated entities and undertakings and any of their branches and member or office of the HSBC Group shall be construed accordingly.

IFRS means International Accounting Standards, International Financial Reporting Standards and related interpretations, as amended, supplemented, issued or adopted from time to time by the International Accounting Standards Board to the extent applicable to the relevant financial statements.

Illicit Origin means any origin which is illicit or fraudulent, including without limitation, drug trafficking, corruption, organised criminal activities, terrorism, money laundering or fraud.

Impaired Agent means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document; or
(c)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:
(A)	administrative or technical error; or
(B)	a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Increased Costs has the meaning given to that term in paragraph (b) of clause 14.1 (Increased costs).

Increase Confirmation means a confirmation substantially in the form set out Schedule 9 (Form of Increase Confirmation).

Increase Effective Date means the date which the Borrower confirms to the Facility Agent as being the Increase Effective Date in the Increase Confirmation.

Increase Lender has the meaning given to that term in clause 2.2 (Increase).

Indemnified Person means each Finance Party.

Insolvency Event in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)

becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due and in the case of a Finance Party, such Finance Party is under a public insolvency, bankruptcy or governmental proceeding or process that is not dismissed, discharged, stayed or restrained, in each case within 30 days of the institution or presentation thereof;

(c)	makes a general arrangement or composition with or for the benefit of its creditors;
(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a public proceeding seeking a judgment of insolvency or bankruptcy or any other equivalent relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other equivalent relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition is public and instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for equivalent relief or the making of an order for its winding up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(g)

seeks or becomes subject to the public appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other enforcement action or legal process levied, enforced, taken or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or
(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Intercreditor Deed has the meaning given to such term in paragraph (g) of the definition of Permitted Financial Indebtedness.

Interest Payment means the aggregate amount of interest that is, or is scheduled to become, payable under any Finance Document.

Interest Period means, in relation to the Loan (or any part of the Loan), each period determined in accordance with clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 9.3 (Default interest).

Interpolated Screen Rate means, in relation to the Loan or any Unpaid Sum, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period,

each as of 11:00am on the relevant Quotation Day.

Last Availability Date means:

(a)

in relation to the Original Commitment, the earlier to occur of (i) the date on which the Facility is drawn down or the date on which the Total Commitments are cancelled, in full and (ii) the date falling six (6) Months after the date of this Agreement; or

(b)

in relation to the other Commitment as at the Increase Effective Date, the earlier to occur of (i) the date on which Facility is drawn down or the date on which the Total Commitments are cancelled, in full and (ii) the date falling six (6) Months after the date of the Increase Effective Date.

or such later date as may be agreed between the Borrower and the Facility Agent (acting on the instructions of all the Lenders).

Legal Opinion means any legal opinion delivered to the Facility Agent under clause 4 (Conditions of Utilisation).

Legal Reservations means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)

the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and
(d)	any other matters which are set out as reservations or qualifications as to matters of law of general application in any Legal Opinion.

Lender means:

(a)	any Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a “Lender” in accordance with clause 26 (Changes to the Lenders),

which in each case has not ceased to be a Lender as such in accordance with the terms of this Agreement.

Loan means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

Losses means any costs, expenses, payments, charges, losses, demands, liabilities, claims, actions, proceedings, penalties, fines, damages, judgments, orders, other sanctions and outgoings of whatsoever nature (including, without limitation, Taxes, stamp duties and other duties or charges, registration fees, repair costs, insurance premiums, fees of insurance advisers and technical consultants, printing costs, as well as reasonable out-of-pocket expenses and fees and disbursements of legal counsel, together with any value added or similar tax payable in respect thereof).

Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent of the Total Commitments immediately prior to that reduction).

Mandatory Prepayment Event means any event or circumstance which (following the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of them) obliges the Borrower to prepay the Loan (other than a partial prepayment only) pursuant to the terms of this Agreement.

Margin means:

(a)	from the date of this Agreement up to and including the date falling three (3) years after the date of this Agreement, four per cent (4%); and
(b)	thereafter, four point two five per cent (4.25%),

subject in each case to clause 24.1(c) (Consequences of breach of green loan provisions).

Material Adverse Effect means a material adverse effect on:

(a)	the operations, property, condition (financial or otherwise), prospects of the Group taken as a whole; or
(b)	the ability of the Borrower to perform its obligations under any of the Finance Documents; or
(c)

the legality, validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or any of the rights or remedies of any Finance Party under any of the Finance Documents.

Material Subsidiary means a Subsidiary of the Borrower that has gross assets which represent at least 5% of the gross assets of the Group calculated on a consolidated basis.

Merger Transaction means the proposed combination transaction pursuant to which Eneti Inc. will become a Subsidiary of the Borrower.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in the calendar month in which that period is to end (if there is one) or on the immediately preceding Business Day (if there is not);

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

New Lender has the meaning given to that term in clause 26 (Changes to the Lenders).

Operating Expenses means the management, operating and administrative expenses and other overheads payable by the Borrower in connection with the management, operation and administration of the business of the Borrower including, without limitation, management fees, insurance premiums, agency fees and bank guarantee fees payable.

Original Financial Statements means the audited financial statements of the Borrower for its Financial Year ended 31 December 2022.

Original Jurisdiction means, in relation to the Borrower, the jurisdiction under whose laws it is incorporated as at the date of this Agreement.

Original Lenders means the entities described as such in Schedule 1 (The original parties).

Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

Permitted Financial Indebtedness means any:

(a)	Financial Indebtedness incurred under, or contemplated by, the Finance Documents;

(b)

Financial Indebtedness (including any guarantees to be delivered by the Borrower in respect of such Financial Indebtedness) that is anticipated to be incurred pursuant to the financing plan dated 12 July 2023 (as supplemented on 6 November 2023) and approved by the Original Lenders on or prior to the date of this Agreement;

(c)

subject to clause 23.5(d)(iv) (Loans and Guarantees and Financial Indebtedness), Financial Indebtedness by the Borrower owed to another Group Member or by a Group Member to the Borrower (as applicable) on an unsecured basis, including any cash pooling arrangements on a Group wide basis for cash management purposes of the Group;

(d)

Financial Indebtedness arising under any Treasury Transactions entered into for the hedging of actual or projected real exposure arising in the ordinary course of trade of a member of the Group and not for speculative purposes;

(e)

other than in the case of paragraph (b) above, any Financial Indebtedness (including, for greater certainty, any guarantees in respect of Financial Indebtedness of the other members of the Group) that is incurred by the Borrower at any time, provided that the total consolidated Financial Indebtedness of the Group (excluding the Financial Indebtedness under this Agreement and under any Treasury Transactions and less any amounts standing to the credit of any debt service retention accounts reserved for payments of instalments and interest on any Financial Indebtedness) does not at any time exceed 65% of the aggregate of (A) the construction price of each of the newbuilding Ships ordered by any Group Member, but not yet delivered by the relevant yard; and (B) the Fair Market Value of the Ships as latest determined under this Agreement, and provided further that the incurrence of any such Financial Indebtedness shall (x) be subject to, and in accordance with, clause 23.5 (Loans and Guarantees and Financial Indebtedness); (y) the amount of such Financial Indebtedness at any time shall not exceed the total commitment (howsoever described) of such Financial Indebtedness at the time such Financial Indebtedness was first incurred; and (z) the amount of any Financial Indebtedness in respect of which a guarantee has been delivered by the Borrower does not exceed the total commitment (howsoever described) of such Financial Indebtedness at the time such Financial Indebtedness was first incurred; and

(f)	any other Financial Indebtedness to be incurred, which is:
(i)	approved in advance by all the Lenders; and
(ii)

subordinate to the rights of the Finance Parties under the Finance Documents pursuant to an intercreditor deed (in form and substance satisfactory to all the Lenders) to be entered into between, among others, the financiers in relation to such Financial Indebtedness and the Facility Agent (the Intercreditor Deed).

Pollutant means and includes crude oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.

Prohibited Payment means any offer, gift, payment, promise to pay, commission, fee, loan or other consideration which would constitute bribery or be contrary to any anti-corruption laws under any law of any Relevant Jurisdiction.

Prohibited Person means a person that is:

(a)	listed on, or owned by, or controlled by, one or more persons listed on, or acting on behalf of a person listed on, any Sanctions List;
(b)

a national of, ordinarily resident in, located in or incorporated under the laws of, or owned (directly or indirectly) controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions, including, without limitation, currently, the Crimea region, the so-called Donetsk

People’s Republic and Luhansk People’s Republic, Cuba, Iran, North Korea and Syria(each a Sanctioned Country); or

(c)

otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

Quasi-Security has the meaning given to that term in clause 23.4(a).

Quotation Day means, in relation to any period for which an interest rate is to be determined, two TARGET Days before the first day of that period unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

Relevant Jurisdiction means, in relation to the Borrower:

(a)	its Original Jurisdiction; and
(b)	any jurisdiction where it conducts its business.

Relevant Market means the European interbank market.

Relevant Period has the meaning given to that term in clause 21.1 (Financial definitions).

Repeating Representations means each of the representations set out in clauses 18.1 (Status) to 18.6 (Governing law and enforcement), 18.7 (No misleading information), 18.8 (Original Financial Statements), 18.9 (Pari passu ranking), 18.10 (No insolvency), 18.14 (No Default), 18.15 (No proceedings), 18.16 (No breach of laws), 18.17 (Environmental matters), 18.18 (Anti-corruption law and anti-money laundering laws), 18.19 (Financial Indebtedness), 18.21 (Accounting reference date) to 18.23 (Sanctions) and 18.25 (Green Loan Criteria)

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian appointed in accordance with the terms of the Finance Documents.

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

Sanctions means the economic, trade or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority.

Sanctions Advisory means the Sanctions Advisory for the Maritime Industry, Energy and Metals Sectors, and Related Communities issued May 14, 2020 by the US Department of the Treasury, Department of State and Coast Guard, as may be amended or supplemented, and any similar future advisory.

Sanctions Authority means any of:

(a)	the United States government;
(b)	the United Nations;
(c)	the United Kingdom;
(d)	the Singapore government;
(e)	the Hong Kong Special Administrative Region; or

(f)	the European Union (including the council of the European Union or the government of any of its member states),

and includes any government entity of any of the above, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State, the United Nations Security Council, His Majesty’s Treasury (HMT), the Hong Kong Monetary Authority and the Monetary Authority of Singapore.

Sanctions List means:

(a)	the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC;
(b)	the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT; or
(c)	any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.

Second Party Opinion means a report to be prepared by the External Reviewer confirming, amongst other things, the compliance of the Green Financing Framework with the Green Loan Principles which is publicly available on the Borrower’s website.

Screen Rate means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate with the consent of the Borrower.

Ships means the ships wholly and directly owned by each of the Group Members and Ship means any one of them.

Specified Time means a day or time determined in accordance with Schedule 6 (Timetables).

Spill means any actual spill, release or discharge of a Pollutant into the environment.

Subsidiary of a person means any other person:

(a)	directly or indirectly controlled by such person; or
(b)	of whose dividends or distributions on ordinary voting share capital such person is beneficially entitled to receive more than fifty per cent (50%),

and a person is a “wholly-owned Subsidiary” of another person if it has no members except that other person and that other person’s wholly-owned Subsidiaries or persons acting on behalf of that other person or its wholly-owned Subsidiaries.

Sustainability Report means the Borrower’s statutory reporting on corporate responsibility in accordance with the Danish Financial Statements Act as amended and/or supplemented from time to time.

Swire Pacific means Swire Pacific Limited and its Subsidiaries from time to time.

T2 means the real time gross settlement system operated by the Eurosystem, or any successor system.

TARGET Day means any day on which T2 is open for the settlement of payments in euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and “Taxation” shall be construed accordingly.

Total Commitments means the aggregate of the Commitments, being fifty million euros (€50,000,000) at the date of this Agreement (as may be increased or reduced in accordance with this Agreement).

Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.

Transfer Date means, in relation to an assignment pursuant to a Transfer Certificate, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and
(b)	the date on which the Facility Agent executes the Transfer Certificate.

Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolutions of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

Unpaid Sum means any sum due and payable but unpaid by the Borrower under the Finance Documents.

US means the United States of America.

US Tax Obligor means the Borrower if it is resident for tax purposes in the US.

Utilisation means the making of the Loan.

Utilisation Date means the date on which the Utilisation is made.

Utilisation Request means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

Valuation Report means a valuation report issued by an Approved Valuer at the cost of the Borrower, addressed to the Facility Agent in its capacity as such (or to the Borrower provided that such valuation is accompanied by full reliance and disclosure language in favour of the Finance Parties) stating the valuation in Euros (or its equivalent in any other currency), prepared: (i) without physical inspection of the relevant Ship(s); (ii) on the basis of a sale for prompt delivery for a price payable in full in cash on delivery at arm’s length on normal commercial terms between a willing buyer and a willing seller; and (iii) without taking into account the benefit (but taking into account the burden) of any charter commitment.

VAT means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(c)

any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.

Write-down and Conversion Powers means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	In relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:
(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and
(c)

in relation to any UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

WTIVs means four (4) wind turbine installation vessels with hull nos. N1063, N1064, N1130 and N1131 currently under construction at COSCO Shipping (Qidong) Offshore Co., Ltd. and to be owned by a member of the Group.

1.2	Construction
(a)	Unless a contrary indication appears, a reference in any of the Finance Documents to:
(i)

Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

(ii)

a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;

(iii)	words importing the plural shall include the singular and vice versa;
(iv)	a time of day is to Singapore time;
(v)	any person includes its successors in title, permitted assignees or transferees;

(vi)	a document in agreed form means:
(A)	where a Finance Document has already been executed by all of the relevant parties, such Finance Document in its executed form;
(B)

prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Facility Agent and the Borrower as the form in which that Finance Document is to be executed;

(vii)

approved by the Majority Lenders or any consent, opinion or approval of the Facility Agent means approved in writing by the Facility Agent acting on the instructions of the Majority Lenders and approved by all the Lenders or any consent, opinion or approval of the Facility Agent (acting on the instructions of the Lenders) means approved in writing by the Facility Agent acting on the instructions of all the Lenders (in either case on such conditions as they may respectively impose) and otherwise approved means approved in writing by the Facility Agent acting on the instructions of the Majority Lenders (unless expressly stated otherwise) and approval and approve shall be construed accordingly;

(viii)	assets includes present and future properties, revenues and rights of every description;
(ix)	control of an entity means:
(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(1)	cast, or control the casting of, more than fifty per cent (50%) of the maximum number of votes in any vote of that entity; or
(2)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or
(3)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or
(B)

the holding beneficially of more than fifty per cent (50%) of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over share capital shall be disregarded in determining the beneficial ownership of such share capital);

and controlled shall be construed accordingly;

(x)

a Lender’s “cost of funds” in relation to its participation in the Loan (or any relevant part of it) is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in the Loan (or any relevant part of it) for a period equal in length to the Interest Period for the Loan (or the relevant part of it) and the Facility Agent’s “cost of funds” is a reference to the average cost (determined either on an actual or notional basis) which the Facility Agent would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount referred to in paragraph (b) of clause 31.4 (Clawback and prefunding);

(xi)	the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Facility Agent (with the relevant exchange rate of any such purchase being the Facility Agent’s spot rate of exchange);

(xii)	a government entity means any government, state or agency of a state;
(xiii)	a group of Lenders or a group of Finance Parties includes all the Lenders or (as the case may be) all the Finance Parties;
(xiv)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(xv)	an obligation means any duty, obligation or liability of any kind;
(xvi)

in the opinion of the Facility Agent or in substance satisfactory to the Facility Agent or similar or equivalent expressions means in the opinion of the Facility Agent acting on the instructions of the Majority Lenders or, where expressly specified, all of the Lenders (on such conditions as they may respectively impose);

(xvii)

something being in the ordinary course of business of a person means something that is in the ordinary course of that person’s current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);

(xviii)pay or repay includes by way of set-off, combination of accounts or otherwise;

(xix)

a person includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xx)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and, in relation to any Lender, includes (without limitation) any Basel II Regulation or Basel III Regulation applicable to that Lender;

(xxi)

right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(xxii)	trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;
(xxiii)

(i) the liquidation, winding up, dissolution, or administration of a person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors; and

(xxiv)	a provision of law is a reference to that provision as amended or re-enacted.

(b)

The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)

Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

(d)	Section, clause and Schedule headings are for ease of reference only.
(e)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(f)

A Default (other than an Event of Default) is “continuing” if it has not been remedied (within the relevant period specified in clause 25 (Events of Default) for such Default) or waived and an Event of Default is “continuing” if it has not been remedied or waived.

1.3	Currency symbols and definitions
(a)	$, US$, USD and dollars denote the lawful currency of the United States of America.
(b)	€, EUR and euro denote the single currency of the Participating Member States.
1.4	Third party rights
(a)

Unless expressly provided to the contrary in a Finance Document for the benefit of a Finance Party or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of the relevant Finance Document.

(b)	Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).
(c)

An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.

1.5	Finance Documents

Where any other Finance Document provides that this clause 1.5 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or the Borrower, shall apply to that Finance Document as if set out in it but with all necessary changes.

1.6	Conflict of documents

The terms of the Finance Documents (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security or otherwise as expressly provided in this Agreement) the provisions of this Agreement shall prevail.

Section 2 - The Facility

2	The Facility
2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Increase
(a)

Subject to the terms of this Agreement, the Borrower may, at any time and from time to time, by delivering a written notice substantially in the form set out in Schedule 9 (the “Increase Confirmation”) to the Facility Agent, request that the Total Commitments be increased (and the Commitments shall be so increased), in an aggregate amount of up to €50,000,000 (the “Increase Commitments”), provided that:

(i)

the Increase Commitments will be assumed by one or more Eligible Institutions (each an “Increase Lender”) each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the Increase Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

(ii)

the Borrower and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Borrower and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the Increase Commitments which it is to assume;

(iii)

each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(iv)	the Commitments of the other Lenders shall continue in full force and effect;
(v)

any increase in the Commitments shall take effect on the date specified by the Borrower in the notice mentioned above or any later date on which the Facility Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Increase Lender; and

(vi)	no Default is continuing or might reasonably be expected to result from any increase in the Commitments.
(b)

The Facility Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.

(c)

The Facility Agent shall only be obliged to execute an Increase Confirmation delivered to it by an Increase Lender once (i) it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender; and (ii) unless that Increase Lender is an Original Lender, it has received from that Increase Lender, for its own account, a fee of $5,000.

(d)

Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(e)

The Borrower shall promptly on demand pay the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this clause 2.2.

(f)

Neither the Facility Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(g)	Clause 26.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this clause 2.2 in relation to an Increase Lender as if references in that clause to:
(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;
(ii)	the “New Lender” were references to that “Increase Lender”; and
(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.
2.3	Finance Parties’ rights and obligations
(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by the Borrower which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by the Borrower.

(c)

A Finance Party may, except as specifically provided in the Finance Documents (including clause 29.2 (Finance Parties acting together)), separately enforce its rights under or in connection with the Finance Documents.

3	Purpose
3.1	Purpose

The Borrower shall apply all amounts borrowed under the Facility to:

(a)

partially fund the wind installation activities of the Borrower and its Subsidiaries, including payments on the construction of the WTIVs and the operation and crane update of the Group’s existing O-class vessels;

(b)

fully or partially fund the payment of (A) any fees due and payable under clause 12 (Fees) and (B) the costs and expenses of legal advisers and other consultants and advisers and all other costs payable under clause 17.1 (Transaction Expenses) incurred in connection with the preparation of the Finance Documents; and

(c)	general corporate purposes of the Group.
3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation
4.1	Initial conditions precedent

The Borrower may not deliver the Utilisation Request and the Loan shall not become available for borrowing under this Agreement (and the Lenders will not be obliged to comply with clause 5.4 (Lenders’ participation) in relation to the Utilisation) unless and until the Facility Agent, or its duly authorised representative, has received all of the documents and evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Facility Agent (acting on the instructions of all the Lenders).

4.2	Notice of satisfaction of conditions

The Facility Agent shall notify the Lenders and the Borrower as soon as practicable after receipt by it of the documents and evidence referred to in this clause 4 in form and substance satisfactory to the Facility Agent (acting on the instructions of all the Lenders). Other than to the extent that a Lender notifies the Facility Agent in writing to the contrary before the Facility Agent gives any such notification, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.3	Further conditions precedent

The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) if:

(a)	on the date of the Utilisation Request and on the proposed Utilisation Date, no Default or Mandatory Prepayment Event is continuing or would result from the proposed Utilisation; and
(b)	on the date of the Utilisation Request and on the proposed Utilisation Date, all of the representations set out in clause 18 (Representations) are true.
4.4	Conditions subsequent

The Borrower covenants and undertakes that it shall, as soon as possible and no later than 15 December 2023, deliver to the Facility Agent the following:

(a)	a copy of the Green Financing Framework; and
(b)	a copy of the Second Party Opinion,

in each case in form and substance satisfactory to the Facility Agent (acting on the instructions of all the Lenders).

4.5	Waiver of conditions precedent

The conditions in this clause 4 are inserted solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Facility Agent (acting on the instructions of all the Lenders).

Section 3 - Utilisation

5	Utilisation
5.1	Delivery of the Utilisation Request

The Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time or such shorter period as the Facility Agent (in consultation with the Lenders) may agree.

5.2	Completion of a Utilisation Request
(a)	A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day falling on or before the relevant Last Availability Date;
(ii)	the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount);
(iii)	the proposed Interest Period complies with clause 10 (Interest Periods); and
(iv)	it identifies the purpose for the Utilisation and that purpose complies with clause 3 (Purpose).
(b)	Only one Utilisation Request may be issued with respect to the Original Commitments, and only one Utilisation Request may be issued with respect to the Increase Commitments.
(c)	The Original Commitments may only be borrowed in a single Utilisation, and the Increase Commitments may only be borrowed in a single Utilisation.
5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be euros.
(b)	Only one (1) Utilisation may be made with respect to the Original Commitments and only one (1) Utilisation may be made with respect to the Increase Commitments.
(c)	The amount of the proposed Utilisation shall not exceed the Total Commitments.
5.4	Lenders’ participation
(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.
(b)	The amount of each Lender’s participation in the Loan will be equal to the proportion borne by its Commitment to the Total Commitments immediately prior to making the Loan.
(c)	The Facility Agent shall as soon as practicable notify each Lender of the amount of the Loan and the amount of its participation in the Loan, in each case by the Specified Time.
(d)

The Facility Agent shall pay all amounts received by it in respect of the Loan to the Borrower (or for the Borrower’s account), in each case in accordance with the instructions contained in the Utilisation Request.

Section 4 - Repayment, Prepayment and Cancellation

6	Repayment

The Borrower shall on each of the:

(a)	First Repayment Date; and
(b)	Final Repayment Date,

repay fifty per cent (50%) of the Loan.

7	Illegality, prepayment and cancellation
7.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;
(b)

that Lender shall be given the opportunity (at its option, but in consultation with the Borrower) to transfer its rights and obligations to an Affiliate or another Lender or a New Lender (as defined in clause 26 (Changes to the Lenders)). If that Lender has not been able to effectively transfer its rights and obligations in such manner, then:

(i)	upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and
(ii)

to the extent that the Lender’s participation has not been transferred or assigned pursuant to clause 7.8 (Replacement of Lender), the Borrower shall repay that Lender’s participation in the Loan on the last day of the Interest Period occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be immediately cancelled in the amount of the participation repaid.

7.2	Change of control
(a)	The Borrower shall promptly notify the Facility Agent upon becoming aware of a Change of Control occurring.
(b)

If a Change of Control occurs, the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower, with effect from a date specified in that notice which is at least sixty (60) days after the giving of the notice, cancel the Available Commitments and declare the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, immediately due and payable on such date, whereupon with effect from such date each of the Available Commitments will be immediately cancelled, the Facility shall immediately cease to be available for further utilisation and the Loan and all such accrued interest and other amounts shall become immediately due and payable on such date.

7.3	Mandatory prepayment – Forward-looking forecasts
(a)	If at any time the Facility Agent (acting on the instructions of the Majority Lenders) notifies the Borrower following a determination in accordance with:

(i)	clause 23.5(c) (Loans and Guarantees and Financial Indebtedness); or
(ii)	clause 23.9(d) (Disposals),

that financial covenants set out in clause 21.2 (Financial Condition) would not be satisfied, then the Borrower shall apply all Cash Sweep Proceeds in prepayment of the Loan on the last day of each Interest Period until such time as when the Cash Sweep End Date has occurred.

(b)	Any prepayment under this clause 7.3 shall be applied:
(i)	in reducing each outstanding instalment under the Loan on a pro rata basis; and
(ii)	pro rata among the Lenders in proportion to their participation in the Loan.
(c)	For the purpose of this clause 7.3:

Cash Sweep Proceeds means, on the last day of each Interest Period, the aggregate of all cash standing to the credit of each bank account of the Borrower at each bank on such date (including any cash received by the Borrower in accordance with clause 23.5(d)(iv) (Loans and Guarantees and Financial Indebtedness)), less:

(i)	any cash standing to the credit of any bank account of the Borrower which is subject to a Security Interest in respect of secured Permitted Financial Indebtedness of the Borrower;
(ii)

the minimum amount necessary to ensure that the Borrower can satisfy the minimum Cash and Cash Equivalents required pursuant to Clause 21.2(b) (Liquidity) and any other liquidity covenant or other financial covenants of the Group in respect of any Permitted Financial Indebtedness as of the next Test Date;

(iii)	an amount equal to the budgeted capital expenses of the Group during the next 12 months after such day;
(iv)

an amount equal to the budgeted operating expenses of the Group and any scheduled interest payments, repayments and other payments to be made by the Borrower or its Subsidiaries in respect of any Financial Indebtedness during the next 6 months after such day; and

(v)	€10,000,000

Cash Sweep End Date means the date on which the Facility Agent (acting on the instructions of the Majority Lenders) has received updated financial projections from the Borrower that shall be in a form agreed between the Borrower and the Facility Agent (acting on the instructions of the Majority Lenders) or in such other form that is in form and substance acceptable to the Majority Lenders and that shall demonstrate that the financial covenants set out in clause 21.2 (Financial Condition) shall be satisfied by the Borrower from such date until Final Repayment Date.

7.4	Mandatory prepayment – Debt Service Coverage Ratio
(a)

If the Debt Service Coverage Ratio for any Test Date is not more than 2:1, then the Borrower shall, by no later than thirty (30) Business Days following the delivery of the Compliance Certificate setting out the Debt Service Coverage Ratio as of such Test Date, prepay the Loan up to such amount as may be required to ensure that the Debt Service Coverage Ratio for such Test Date shall be more than 2:1 upon re-testing in accordance with clause 7.4(c) below.

(b)	Any prepayment under this clause 7.4 shall be applied:
(i)	in reducing each outstanding instalment under the Loan in inverse order of maturity; and
(ii)	pro rata among the Lenders in proportion to their participation in the Loan.
(c)

The Borrower shall, by no later than thirty (30) Business Days following the date of such prepayment, deliver to the Facility Agent a Compliance Certificate reflecting a re-testing of the Debt Service Coverage Ratio as if the Debt Service has been reduced by the amount of such prepayment. If the Debt Service Coverage Ratio is complied with, the Borrower shall be deemed to have satisfied the requirements of the Debt Service Coverage Ratio for the relevant Test Date.

7.5	Voluntary cancellation

The Borrower may, prior to the Utilisation Date, if it gives the Facility Agent not less than five (5) Business Days’ (or such shorter period as the Facility Agent may agree) prior notice, cancel the whole or any part (being a minimum amount of €5,000,000 and a multiple of €1,000,000) of the Total Commitments. Any cancellation under this clause 7.5 shall reduce the Commitments of the Lenders rateably.

7.6	Voluntary prepayment
(a)

The Borrower may, if it gives the Facility Agent not less than five (5) Business Days’ (or such shorter period as the Facility Agent may agree) prior notice, prepay the whole or any part of the Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of €5,000,000 and a multiple of €1,000,000), in respect of the amount to be prepaid.

(b)

In the event that a voluntary prepayment occurs prior to the date falling three (3) years after the date of this Agreement, in addition to the amount prepaid, the Borrower shall pay a fee in an amount equal to one per cent (1%) of the amount prepaid (unless such fee is waived by all the Lenders).

7.7	Right of cancellation and prepayment in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by the Borrower is required to be increased under clause 13.2 (Tax gross-up); or
(ii)	any Lender claims indemnification from the Borrower under clause 13.3 (Tax indemnity) or clause 14.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loan.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.
(c)

On the last day of the Interest Period which ends after the Borrower has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loan together with all interest and other amounts accrued under the Finance Documents which is then owing to it.

7.8	Replacement of Lender
(a)	If:
(i)	the Borrower becomes obliged to repay any amount in accordance with clause 7.1 (Illegality) to any Lender; or
(ii)	any of the circumstances set out in paragraph (a) of clause 7.7 (Right of cancellation and prepayment in relation to a single Lender) apply to a Lender,

the Borrower may, on ten (10) Business Days’ prior written notice to the Facility Agent and such Lender, replace that Lender by requiring such Lender to transfer or assign (and, to the extent permitted by law, such Lender shall transfer or assign) pursuant to clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution (a Replacement Lender) which confirms its willingness to undertake and does undertake all the obligations of the transferring Lender in accordance with clause 26 (Changes to the Lenders) for a purchase price in cash payable at the time of the assignment in an amount equal to the aggregate of:

(A)	the outstanding principal amount of such Lender’s participation in the Loan;
(B)	all accrued interest owing to such Lender;
(C)

the Break Costs which would have been payable to such Lender pursuant to clause 11.4 (Break Costs) had the Borrower prepaid in full that Lender’s participation in the Loan on the date of the assignment; and

(D)	all other amounts payable to that Lender under the Finance Documents on the date of the transfer.
(b)	The replacement of a Lender pursuant to this clause 7.8 shall be subject to the following conditions:
(i)	the Borrower shall have no right to replace the Facility Agent;
(ii)	neither the Facility Agent nor any Lender shall have any obligation to find a Replacement Lender;
(iii)	in no event shall the Lender replaced under this clause 7.8 be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and
(iv)

the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)

A Lender shall perform the checks described in paragraph (b)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Facility Agent and the Borrower when it is satisfied that it has complied with those checks.

7.9	Automatic cancellation

Any part of the Total Commitments which has not become available by the Last Availability Date shall be automatically cancelled at close of business in Singapore on the Last Availability Date.

8	Restrictions
8.1	Notices of cancellation and prepayment

Any notice of cancellation or prepayment given by any Party under clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

8.2	Interest and other amounts
(a)	Any cancellation under this Agreement shall not incur any premium or penalty.
(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
8.3	No reborrowing

The Borrower may not re-borrow any part of the Facility which is prepaid or repaid.

8.4	Prepayment in accordance with Agreement

The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

8.5	No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

8.6	Agent’s receipt of notices

If the Facility Agent receives a notice under clause 7 it shall as soon as practicable forward a copy of that notice to either the Borrower or the affected Finance Parties, as appropriate.

8.7	Effect of repayment and prepayment on Commitments

If all or part of any Lender’s participation in the Loan is repaid or prepaid, an amount of that Lender’s Commitment equal to the amount of the participation which is repaid or prepaid will be deemed to be cancelled on the date of repayment or prepayment.

8.8	Application of cancellations and prepayments
(a)

If the Total Commitments are partially reduced and/or the Loan partially prepaid under this Agreement (other than under clause 7.1 (Illegality) or clause 7.7 (Right of cancellation and prepayment in relation to a single Lender)), the Commitments of the Lenders shall be reduced rateably.

(b)

Any prepayment required as a result of a cancellation in full of an individual Lender’s Commitment under clause 7.1 (Illegality) or clause 7.7 (Right of cancellation and prepayment in relation to a single Lender)) shall be applied in prepaying the relevant Lender’s participation in the Loan.

(c)	Any other prepayment shall be applied pro rata to each Lender’s participation in the Loan.

Section 5 - Costs of Utilisation

9	Interest
9.1	Calculation of interest

The rate of interest on the Loan (or any relevant part of it for which there is a separate Interest Period) for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and
(b)	EURIBOR.
9.2	Payment of interest

The Borrower shall pay accrued interest on the Loan (or any relevant part of it) on the last day of each Interest Period.

9.3	Default interest
(a)

If the Borrower fails to pay any amount payable by it under a Finance Document to a Finance Party on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (c) below, is two per cent (2%) per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably).

(b)	Any interest accruing under this clause 9.3 shall be immediately payable by the Borrower on demand by the Facility Agent.
(c)

If any overdue amount consists of all or part of the Loan (or any relevant part of it) which became due on a day which was not the last day of an Interest Period relating to the Loan or the relevant part of it:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or the relevant part of it; and
(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent (2%) per annum higher than the rate which would have applied if the overdue amount had not become due.

(d)

Default interest payable under this clause 9.3 (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest
(a)	The Facility Agent shall as soon as practicable notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.
(b)	The Facility Agent shall as soon as practicable notify the Borrower of each Funding Rate relating to the Loan.

10	Interest Periods
10.1	Interest Periods
(a)	The Interest Periods shall be three (3) Months or any other period agreed between the Borrower, the Facility Agent and all the Lenders.
(b)	No Interest Period shall extend beyond the Final Repayment Date.
(c)	The first Interest Period for the Loan shall start on the Utilisation Date and each subsequent Interest Period for the Loan shall start on the last day of its preceding Interest Period.
10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that Month (if there is one) or the preceding Business Day (if there is not).

11	Changes to the calculation of interest
11.1	Unavailability of Screen Rate
(a)	If no Screen Rate is available for EURIBOR for an Interest Period, EURIBOR for an Interest Period, EURIBOR shall be the Interpolated Screen Rate for a period equal in length to that Interest Period.
(b)	If paragraph (a) above applies, but no Interpolated Screen Rate is available for EURIBOR for:
(i)	euro; or
(ii)	the relevant Interest Period,

there shall be no EURIBOR for that Interest Period and clause 11.3 (Cost of funds) shall apply for that Interest Period.

11.2	Market disruption

If before close of business in Singapore on the Quotation Day for an Interest Period a Lender notifies the Borrower that the cost to it of funding the Loan or relevant part of it from whatever source it may reasonably select would be in excess of EURIBOR, then clause 11.3 (Cost of funds) shall apply to the Loan or relevant part of it for the relevant Interest Period.

11.3	Cost of funds
(a)

If this clause 11.3 applies to the Loan for an Interest Period, clause 9.1 (Calculation of interest) shall not apply to the Loan for that Interest Period and the rate of interest on each Lender’s share for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and
(ii)

the rate notified to the Facility Agent by that Lender as soon as practicable and in any event within five (5) Business Days of the first day of that Interest Period (or, if earlier, on the date falling ten (10) Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost of funds to the relevant Lender relating to its participation in the Loan.

(b)

If this clause 11.3 applies and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to clause 11.3(b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
(d)	If this clause 11.3 applies pursuant to clause 11.2 (Market disruption) and:
(i)	a Lender’s Funding Rate is less than EURIBOR; or
(ii)	a Lender does not notify a rate to the Facility Agent by the time specified in paragraph (a)(ii) above,

that Lender’s cost of funds relating to its participation in the Loan for that Interest Period shall be deemed, for the purposes of 11.3(a) above, to be EURIBOR.

(e)

Subject to clause 11.3(d),  if this clause 11.3 applies but any Lender does not notify a rate to the Facility Agent by the time specified in paragraph (a)(ii) above, the rate of interest shall be calculated on the basis of the rates notified by the remaining Lenders.

(f)	If this clause 11.3 applies the Facility Agent shall, as soon as is practicable, notify the Borrower.
11.4	Break Costs
(a)

The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs (if any) attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day prior to the last day of an Interest Period for the Loan or Unpaid Sum.

(b)

Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become, payable.

12	Fees
12.1	Commitment fee
(a)

The Borrower shall pay to the Facility Agent (for the account of each Lender) a fee in euros computed at the rate of one point six per cent (1.6%) per annum on that Lender’s undrawn and uncancelled Commitment at such time with such fees accruing from the date of this Agreement (the start date).

(b)

The Borrower shall pay the accrued commitment fee on the last day of the period of three Months commencing on the start date, on the last day of each successive period of three Months, on the Last Availability Date and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

12.2	Upfront fee

The Borrower shall pay to the Mandated Lead Arranger the fees in the amounts and at the times agreed in a Fee Letter.

12.3	Agency fee

The Borrower shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

Section 6 - Additional Payment Obligations

13	Tax gross-up and indemnities
13.1	Definitions
(a)	In this Agreement:

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction.

Tax Payment means either the increase in a payment made by the Borrower to a Finance Party under clause 13.2 (Tax gross-up) or a payment under clause 13.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this clause 13 a reference to “determines” or “determined” means a determination made in the discretion of the person making the determination.
13.2	Tax gross-up
(a)	The Borrower shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.
(b)

The Borrower shall, promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower.

(c)

If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)

If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)

Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity
(a)

The Borrower shall (within three (3) Business Days of demand by the Facility Agent) pay to an Indemnified Person an amount equal to the loss, liability or cost which that Indemnified Person reasonably determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Indemnified Person in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under clause 13.2 (Tax gross-up);
(B)	is compensated for under clause 13.5 (Stamp taxes) or clause 13.6 (VAT); or
(C)	relates to a FATCA Deduction required to be made by a Party.
(c)

An Indemnified Person making, or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

(d)	An Indemnified Person shall, on receiving a payment from the Borrower under this clause 13.3, notify the Facility Agent.
13.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)

a Tax Credit is attributable (A) to an increased payment of which that Tax Payment forms part, (B) to that Tax Payment or (C) to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

13.5	Stamp taxes

The Borrower shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	VAT
(a)

All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance

Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)

Any reference in this clause 13.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

13.7

In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

13.8	FATCA information
(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;
(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party as soon as reasonably practicable.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality
(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraphs (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

13.9	FATCA Deduction
(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Facility Agent and the Facility Agent shall notify the other Finance Parties.

14	Increased Costs
14.1	Increased costs
(a)

Subject to clause 14.3 (Exceptions), the Borrower shall, within three (3) Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates which:

(i)

arises as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation in either case made after the date of this Agreement; and/or

(ii)	is a Basel III Increased Cost.
(b)	In this Agreement Increased Costs means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;
(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims
(a)

A Finance Party intending to make a claim pursuant to clause 14.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.
14.3	Exceptions
(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by the Borrower;
(ii)	attributable to a FATCA Deduction required to be made by a Party;
(iii)

compensated for by clause 13.3 (Tax indemnity) (or would have been compensated for under clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of clause 13.3 (Tax indemnity) applied);

(iv)	is compensated for under clause 13.5 (Stamp taxes) or clause 13.6 (VAT); or
(v)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In paragraph (a) above, a reference to a Tax Deduction has the same meaning given to the term in clause 13.1 (Definitions).
15	Other indemnities
15.1	Currency indemnity
(a)

If any sum due from the Borrower under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against the Borrower; and/or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall, as an independent obligation, within three (3) Business Days of demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
15.2	Other indemnities

The Borrower shall within three (3) Business Days of demand by a Finance Party, indemnify each Finance Party against any and all Losses incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;
(b)

a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any and all Losses arising as a result of clause 30 (Sharing among the Finance Parties);

(c)

funding, or making arrangements to fund, its participation in the Utilisation requested by the Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of fraud, gross negligence or wilful default by that Finance Party alone); or

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
15.3	Indemnity to the Facility Agent

The Borrower shall within three (3) Business Days of demand indemnify the Facility Agent, as the case may be, against:

(a)	any and all Losses incurred by the Facility Agent as a result of:
(i)	investigating any event which it reasonably believes is a Default;
(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
(iii)

instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents where, unless any of the circumstances in paragraphs (i) or (ii) apply or an Event of Default is occurring, any costs and expenses as a result of such instruction have been pre-approved by the Borrower (such approval not to be unreasonably withheld or delayed); and

(b)

any and all Losses (including, without limitation, in respect of liability for negligence or any other category of liability whatsoever) incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s fraud, gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 31.12 (Disruption to payment systems etc.) notwithstanding the Facility Agent’s gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent in acting as Facility Agent under the Finance Documents.

15.4	Continuation of indemnities

The indemnities by the Borrower in favour of any Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by any Finance Party or the Borrower of the terms of this Agreement, the repayment or prepayment of the Loan, the cancellation of the Total Commitments or the repudiation by any Finance Party or the Borrower of this Agreement.

15.5	Exclusion of liability

Without prejudice to any other provision of the Finance Documents excluding or limiting the liability of any Indemnified Person, no Indemnified Person will be in any way liable or responsible to the Borrower who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own fraud, gross negligence or wilful misconduct. Any Indemnified Person may rely on this clause 15.5 subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

16	Mitigation by the Lenders
16.1	Mitigation
(a)

Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable or increased under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 13 (Tax gross-up and indemnities) or clause 14 (Increased costs) including (but not limited to) transferring its rights under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.
16.2	Limitation of liability
(a)

The Borrower shall within three (3) Business Days of demand indemnify each Finance Party for all costs and expenses incurred by that Finance Party as a result of steps taken by it under clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
17	Costs and expenses
17.1	Transaction expenses
(a)

The Borrower shall, within three (3) Business Days of demand, pay the Facility Agent, the Mandated Lead Arranger and the Green Loan Co-ordinator the amount of all costs and expenses pre-approved by the Borrower (such approval not to be unreasonably withheld or delayed) (including fees, costs and expenses of lawyers, accountants, tax advisers, technical advisers, insurance consultants, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication, registration and perfection and any release, discharge or reassignment of:

(i)	this Agreement and any other documents referred to in this Agreement; and
(ii)	any other Finance Documents executed or proposed to be executed after the date of this Agreement.
(b)

The Facility Agent shall be entitled to withhold from the amount of the Utilisation paid to the Borrower an amount representing the costs and expenses referred to in paragraph (a) above (to the extent that such costs and expenses have been notified to the Facility Agent and the Borrower prior to the date of the Utilisation Request).

17.2	Amendment costs

If:

(a)	the Borrower requests an amendment, waiver or consent; or
(b)	an amendment is required pursuant to clause 31.10 (Change of currency),

the Borrower shall, within three (3) Business Days of demand, reimburse the Facility Agent for the amount of all documented costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, technical advisers, insurance consultants, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) reasonably incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement, provided that such costs and expenses shall have been shared with and approved by the Borrower in advance.

17.3	Enforcement, preservation and other costs

The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to each Finance Party the amount of all costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

17.4	Double counting

For the avoidance of doubt there shall be no double counting between any of the indemnity and/or costs provisions of this Agreement on the one hand and the provisions of any other Finance Documents on the other (including, without limitation, between any of the indemnities under clause 15 (Other indemnities) of this Agreement. Accordingly, if a payment is received by way of indemnity or reimbursement of costs by any Finance Party under any of the Finance Documents which, but for this provision, would also be due under this Agreement, the person making the payment (the Payor) shall be relieved, pro tanto, from any obligation to pay a corresponding amount under this Agreement provided that any settlement or discharge between such Finance Party on the one hand and the Payor on the other shall be conditional upon no security or payment (whether by set-off or otherwise) to such Finance Party in relation to this Agreement or any other Finance Document being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, such Finance Party shall be entitled to recover the value or amount of such security or payment from the Payor subsequently as if such settlement or discharge had not occurred.

Section 7 - Representations, Undertakings and Events of Default

18	Representations

The Borrower makes and repeats the representations and warranties set out in this clause 18 to each Finance Party at the times specified in clause 18.26 (Times when representations are made).

18.1	Status
(a)	It is a limited liability company, duly incorporated and validly existing under the law of its Original Jurisdiction.
(b)	It and each other Group Member has power and authority to own its assets and to carry on its business as it is now being conducted.
18.2	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

18.3	Non-conflict

The entry into and performance by it of, and the transactions contemplated by the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;
(b)	its or any other Group Member’s Constitutional Documents; or
(c)	any material agreement or other material instrument binding upon it or any other Group Member or its assets or the assets of any other Group Member,

or constitute a default or termination event (however described) under any such material agreement or material instrument.

18.4	Power and authority
(a)

It has the power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, performance and delivery of, and compliance with, each Finance Document to which it is, or is to be, a party and each of the transactions contemplated by those documents.

(b)

No limitation on its powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Finance Document to which it is, or is to be, a party.

18.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under each Finance Document to which it is a party; and
(b)	to make each Finance Document to which it is a party admissible in evidence in its Relevant Jurisdiction,

have been obtained or effected and are in full force and effect except any Authorisation or filing referred to in clause 18.11 (No filing or stamp taxes), which Authorisation or filing will be promptly obtained or effected within any applicable period.

18.6	Governing law and enforcement

Subject to the Legal Reservations:

(a)	the choice of governing law of each Finance Document to which it is a party will be recognised and enforced in its Relevant Jurisdiction; and
(b)

any judgment obtained in relation to a Finance Document to which it is a party in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdiction.

18.7	No misleading information
(a)

All factual information contained in the Information Package is true, complete and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.

(b)

Any financial projection or forecast contained in the Information Package has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration.

(c)

The expressions of opinion or intention provided by or on behalf of the Borrower for the purposes of the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds.

(d)

To the best of the Borrower’s knowledge and belief (in good faith and after careful consideration), no event or circumstance has occurred or arisen and no information has been omitted from the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Package being untrue or misleading in any material respect.

(e)

All other written information provided by any Group Member (including its advisers) to a Finance Party in connection with the Finance Documents or the transactions referred to in them was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

(f)

For the purposes of this clause 18.7, Information Package means any written information provided by any Group Member to any of the Finance Parties in connection with the Finance Documents or the transactions referred to in them.

18.8	Original Financial Statements
(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied.
(b)	The Original Financial Statements fairly present the financial condition as at the end of the relevant Financial Year and its results of operations during the relevant Financial Year of the Borrower.
(c)	There has been no material adverse change in the assets, business or financial condition of the Group since the date of the Original Financial Statements.
18.9	Pari passu ranking

The Borrower’s payment obligations under the Finance Documents to which it is, or is to be, a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

18.10No insolvency

No corporate action, legal proceeding or other procedure or step described in clause 25.7 (Insolvency proceedings) or creditors’ process described in clause 25.8 (Creditors’ process) has been taken or, to the knowledge of the Borrower, threatened in relation to the Borrower (other than where the Facility Agent (acting on the instructions of the Majority Lenders) has determined that such a threat to commence corporate action, legal proceeding or other procedure or step is frivolous or vexatious in nature) and none of the circumstances described in clause 25.6 (Insolvency) applies to the Borrower.

18.11No filing or stamp taxes

Under the laws of its Relevant Jurisdictions it is not necessary that the Finance Document to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Finance Document or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Finance Document which is referred to in any Legal Opinion.

18.12Deduction of Tax

It is not required to make any Tax Deduction (as defined in clause 13.1 (Definitions)) from any payment it may make under any Finance Document to which it is a party and no other party is required to make any such deduction from any payment it may make under any other Finance Document, except if required by law in accordance with clause 13.2 (Tax gross-up).

18.13Tax compliance

(a)	It is not materially overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax.
(b)

No claims or investigations are being, or are reasonably likely to be, made or conducted against it with respect to Taxes such that a liability of, or claim against, the Borrower is reasonably likely to arise for an amount for which adequate reserves have not been provided in the Original Financial Statements and which would reasonably be expected have a Material Adverse Effect.

(c)	It is resident for Tax purposes only in its Original Jurisdiction.

18.14No Default

(a)	No Default is continuing or might reasonably be expected to result from the making of the Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.
(b)

No other event or circumstance is outstanding which constitutes a default or termination event (however described) under any other agreement or instrument which is binding on it or any of the Group Members or to which its (or any of the Group Members’) assets are subject which would reasonably be expected to have a Material Adverse Effect.

18.15No proceedings

(a)

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, would reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief (having made due enquiry)) been started or threatened against it or any Group Member.

(b)

No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is reasonably likely to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due enquiry)) been made against it or any Group Member.

18.16No breach of laws

(a)	It has not breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.
(b)

To the best of its knowledge and belief (having made due enquiry), no Prohibited Payment has been made or provided, directly or indirectly, by it to, or for the benefit of, any Authority in connection with any Finance Document.

(c)

In respect of all other funds received by it (other than the Utilisation proceeds), as far as it is aware (having made due enquiry), none of the sources of such funds to be used by it in connection with any Finance Document or its business are of Illicit Origin.

18.17Environmental matters

(a)	No Environmental Law applicable to the Group or the assets of the Group have been violated in a manner or to an extent which has or is reasonably likely to have, a Material Adverse Effect.
(b)	To the best of the Borrower’s knowledge and belief (having made due enquiry), all Authorisations required under such Environmental Laws have been obtained and are currently in force.
(c)

No Environmental Claim has been made or, to the best of its knowledge and belief (having made due enquiry), is threatened or pending against the Group or the assets of the Group (or their officers) where that claim has or is reasonably likely to have a Material Adverse Effect and there has been no Environmental Incident which has given, or might give, rise to such a claim.

(d)

No Pollutant has at any time been deposited or disposed of in the environment by any Group Member or by or from any assets of the Group in circumstances which are likely to result in an Environmental Claim against the Group where such claim in each case, if successful, would be reasonably likely to have a Material Adverse Effect.

18.18Anti-corruption law and anti-money laundering laws

(a)

The operations of the Borrower, its Subsidiaries and their Affiliates are and have been conducted at all times in material compliance with applicable money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency having jurisdiction over the Borrower or any of its Subsidiaries (collectively, the Money Laundering Laws) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower, any of its Subsidiaries, any of their Affiliates or any of their respective directors, officers or employees, in each case, with respect to the Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened.

(b)

None of the Borrower, nor to the knowledge of the Borrower, any director, officer, employee or Affiliate of the Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the UK Bribery Act) and the U.S. Foreign Corrupt Practices Act of 1977 (the FCPA). Furthermore, the Borrower and, to the knowledge of the Borrower, its Affiliates have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

18.19Financial Indebtedness

The Borrower does not have any Financial Indebtedness outstanding in breach of this Agreement.

18.20Ownership of the Borrower

There has been no Change of Control.

18.21Accounting Reference Date

Its Financial Year-end is the Accounting Reference Date.

18.22No immunity

Neither it nor any of its assets is immune to any legal action or proceeding.

18.23Sanctions

(a)

The Loan is not being used by the Borrower (i) directly or (to the best of the Borrower’s knowledge and belief (having made reasonable due enquiry)) indirectly to finance the activities of any person subject to any Sanctions or (ii) in breach of any Sanctions.

(b)

No Group Member nor any Affiliate of any Group Member or joint venture of any Group Member, nor any of their respective directors, officers or employees nor, to the best of its knowledge (having made reasonable due enquiry), any persons acting on any of their behalf:

(i)	is a Prohibited Person;
(ii)	owns or controls a Prohibited Person;
(iii)

is in breach of Sanctions or engaged in any activity that would reasonably be expected to result in that person being designated as a Prohibited Person under existing Sanctions administered by a Sanctions Authority (Sanctionable Activity); or

(iv)

has received written notice of or is aware of any enforcement action or the issuance of formal proceedings or formal investigations against it with respect to an alleged breach of Sanctions by any Sanctions Authority.

(c)

Each of the Group Members has implemented and maintains in effect a Sanctions compliance policy (howsoever described) which, in accordance with the recommendations of the Sanctions Advisory, is designed to ensure compliance by each such Group Member, its Affiliates and their respective directors, officers and employees with Sanctions. Each Group Member, its Affiliates and their respective directors, officers and employees are in compliance with Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in such Group Member being designated as a Prohibited Person. Without limitation on the foregoing, such Sanctions compliance policy shall be designed to procure that each Group Member, its Subsidiaries and their respective directors, officers and employees shall, where applicable:

(i)	conduct their activities in a manner consistent with Sanctions;
(ii)	have sufficient resources in place to ensure execution of and compliance with their own Sanctions policies by their personnel (including, for example, direct hires, contractors and staff);
(iii)	ensure Subsidiaries and Affiliates comply with the relevant policies, as applicable;
(iv)	have relevant controls in place to monitor automatic identification system (AIS) transponders;
(v)	to the extent applicable, have controls in place to screen and assess onboarding or offloading cargo in areas they determine to present a high risk;
(vi)	to the extent applicable, have controls to assess authenticity of bills of lading, as necessary; and
(vii)	have controls in place consistent with the Sanctions Advisory.

18.24US Tax Obligor

It is not a US Tax Obligor.

18.25Green Loan Criteria

(a)	The Borrower is in compliance with the Green Loan Criteria and the Green Loan Principles.
(b)

The contents of each Green Loan Compliance Certificate are true and accurate in all respects and such Green Loan Compliance Certificate has been prepared on the basis of recent information and reasonable assumptions. Nothing has been omitted from such information, and no information has been given or withheld, that results in the contents of the Green Loan Compliance Certificate being untrue or misleading in any respect.

18.26Times when representations are made

(a)	All of the representations and warranties set out in this clause 18 are deemed to be made and repeated on the dates of:
(i)	this Agreement;
(ii)	the Utilisation Request; and
(iii)	the Utilisation.

(b)	The Repeating Representations are deemed to be repeated on the first day of each Interest Period.
(c)

Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

19	Information undertakings

The Borrower undertakes that this clause 19 will be complied with throughout the Facility Period.

In this clause 19:

Annual Financial Statements means the audited consolidated financial statements for a Financial Year of the Borrower delivered pursuant to paragraph (a) of clause 19.1 (Financial statements).

Semi-Annual Financial Statements means the consolidated financial statements for a Financial Half Year of the Borrower delivered pursuant to paragraph (b) of clause 19.1 (Financial statements).

19.1	Financial statements
(a)

The Borrower shall supply to the Facility Agent as soon as the same become available, but in any event within five (5) Months after the end of each Financial Year, its audited consolidated financial statements for that Financial Year.

(b)

The Borrower shall supply to the Facility Agent as soon as the same become available, but in any event within sixty (60) days after the end of the first Financial Half Year, its unaudited financial statements for that Financial Half Year.

19.2	Provision and contents of Compliance Certificate
(a)	The Borrower shall supply a Compliance Certificate to the Facility Agent, with each set of Annual Financial Statements and Semi Annual Financial Statements.
(b)	Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with the covenants in clause 21 (Financial covenants) that apply to it.
(c)	Each Compliance Certificate shall be signed by the chief executive officer or chief financial officer of the Borrower.
19.3	Requirements as to financial statements
(a)

The Borrower shall procure that each set of Annual Financial Statements and Semi Annual Financial Statements includes a profit and loss account, a balance sheet and a cashflow statement and that, in addition, each set of such annual financial statements shall be audited by the Auditors and be in English.

(b)	Each set of Annual Financial Statements and Semi-Annual Financial Statements shall:
(i)

be certified by a director of the Borrower as fairly presenting, its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the annual financial statements, shall be accompanied by any letter addressed to the management of the Borrower by the Auditors and accompanying those financial statements; and

(ii)	in the case of audited annual financial statements, not be the subject of any material qualification in the Auditors’ opinion.
(c)

The Borrower shall procure that each set of financial statements delivered pursuant to clause 19.1 (Financial statements) shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, the Borrower notifies the Facility Agent that there has been a change in GAAP or the accounting practices and delivers to the Facility Agent:

(i)

a description of any change necessary for those financial statements to reflect the GAAP or accounting practices and reference periods upon which corresponding Original Financial Statements were prepared; and

(ii)

sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether clause 21 (Financial covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

(d)

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4	Year-end

The Borrower shall procure that each of its Financial Years end on the Accounting Reference Date.

19.5	Information: miscellaneous

The Borrower shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)

at the same time as they are dispatched, copies of all material documents (and excluding any documents that are not material and are administrative or technical in nature) dispatched by the Borrower to its shareholders generally (or any class of them) or dispatched by the Borrower to its creditors generally (or any class of them);

(b)

promptly upon becoming aware of them, the details of (i) any material litigation, arbitration or administrative proceedings which are current, pending or threatened against any Group Member and (iii) any other claim, action, suit, proceedings or investigation against any Group Member with respect to Sanctions;

(c)

promptly (and in any case within fourteen (14) days) upon becoming aware of them, the details of any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is made against any Group Member and which is reasonably likely to have a Material Adverse Effect;

(d)	promptly, if any Group Member or any of their Subsidiaries or joint ventures or any of their respective directors, officers or employees, becomes a Prohibited Person;
(e)

promptly, following the making of any amendment to any Constitutional Documents of the Borrower, a notification of the details of such amendment together with complete copies of each amended Constitutional Document; and

(f)	promptly on request, such further information regarding the financial condition, assets and operations of any Group Member or other financial information as any Finance Party through the Facility Agent may reasonably request, provided that the Borrower shall not be required to disclose any information pursuant to this paragraph (f) if (and only to the extent that) disclosure of such information would be in breach of applicable law or the rules of any stock exchange on which the Borrower is listed.

19.6	Information relating to the Merger Transaction and WTIVs

The Borrower will notify the Facility Agent promptly:

(a)	with material updates on the status and progress of:
(i)	the proposed Merger Transaction; and
(ii)	the construction of the WTIVs and the delivery of the same (including the anticipated delivery date and the actual delivery date),

provided that the Borrower shall not be required to provide such updates where such disclosure would be contrary to any law or regulation or the rules of any stock exchange on which the Borrower is listed;

(b)	upon becoming aware of:
(i)	any damage to any WTIV where the cost of the resulting repairs may exceed €10,000,000;
(ii)	any occurrence which may result in a WTIV becoming a total loss; and
(iii)	any arrest or detention of a WTIV or any exercise or purported exercise of a lien or other material claim on a WTIV; and
(c)	upon becoming aware of:
(i)	any Spill which would reasonably be expected to result in a material Environmental Claim against or in respect of the Borrower or, to the extent the Borrower is aware, a WTIV; and
(ii)

any material Environmental Claim being made against or in respect of the Borrower and/or a WTIV and of any Environmental Incident which is likely to give rise to such a claim and, to the extent the Borrower is aware of the same, will keep the Facility Agent regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim.

19.7	Notification of Default
(a)

The Borrower shall notify the Facility Agent of any Default, full details of the same and the steps, if any, being taken or that it is proposing to take to remedy it promptly upon the Borrower becoming aware of its occurrence.

(b)

Where the Facility Agent reasonably suspects that a Default has occurred, the Borrower shall promptly on request by the Facility Agent supply to the Facility Agent a certificate signed by two of its directors or authorised signatories on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken or that it is proposing to take to remedy it).

19.8	“Know your customer” checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)	any change in the status of the Borrower (or of a Holding Company of the Borrower) after the date of this Agreement; or
(iii)	a proposed assignment or transfer by a Lender of any of its rights under this Agreement to a party that is not already a Lender prior to such assignment; or
(iv)	any internal requirements of a Finance Party to conduct “know your customer” checks on a regular basis,

obliges any Finance Party (or, in the case of paragraph (iv) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the applicable Finance Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Finance Party) or any Lender (for itself or, in the case of the event described in paragraph (iv) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Finance Party or, in the case of the event described in paragraph (iv) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Finance Party shall, promptly upon the request of the Facility Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for it to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.9	Green loan reporting

The Borrower shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests), no later than 120 days after the end of each Financial Year:

(a)	a copy of the Sustainability Report for that Financial Year; and
(b)	a copy of the Green Loan Compliance Certificate.

19.10Forward-looking forecasts

(a)	If at any time:
(i)	the Borrower or any Group Member (as applicable) enters into any new Charterer Agreements for any ship wholly and directly owned by the Borrower or any Group Member; or
(ii)	the Borrower or any Group Member terminates any Charterer Agreements for any ship wholly and directly owned by the Borrower or any Group Member,

in each case that could reasonably be expected to materially affect the Borrower’s cashflows or which results in any material change in the aggregate amounts due to be received by the Borrower under the Charterer Agreements then the Borrower shall, promptly and by no later than 30 days following the date of such entry or termination (as applicable), deliver to the Facility Agent:

(iii)	updated financial projections and forward-looking forecasts taking into account such entry or termination; and
(iv)

calculations based on such updated financial projections showing how such entry or termination (as applicable) would affect the financial covenants set out in clause 21.2 (Financial Condition) during the next 24 (twenty-four) month period; and

where the Facility Agent (acting on the instructions of the Majority Lenders) determines that financial covenants set out in clause 21.2 (Financial Condition) would not be satisfied as a result of such disposal being made, then the Borrower shall be required to prepay the Loan in accordance with clause 7.3 (Mandatory prepayment – Forward-looking forecasts).

20	Banking (Exposure Limits) Rules
(a)

The Borrower acknowledges that the Banking (Exposure Limits) Rules) (Cap. 155S) and regulations in respect thereof in Hong Kong have imposed on The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch certain limitations on advances to persons related or connected to the HSBC Group. By entering into this Agreement, the Borrower agrees that:

(i)	it shall, to the best of its knowledge, advise The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch in writing if it is in any way related or connected to the HSBC Group; and
(ii)

if it becomes aware that it is so related or connected at any time after the date of this Agreement, that it shall immediately advise The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch in writing, and, in each case, in the absence of such advice, The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch will assume that the Borrower is not so related or connected.

(b)	The Borrower may refer to Schedule 8 (Banking (Exposure Limits) Rules) for an explanation of when it may be considered related or connected to the HSBC Group for the purposes hereof.
21	Financial covenants

The Borrower undertakes that this clause 21 will be complied with throughout the Facility Period.

21.1	Financial definitions

In this clause 21:

Cash and Cash Equivalents means, at any relevant time:

(a)	cash in hand or held with any bank,
(b)	Cash Equivalent Investments;
(c)	any undrawn and available amounts under any committed revolving and overdraft credit facilities; and
(d)	any other instrument, security or investment approved by the Majority Lenders,

which is free from any Security Interest (with the exception of any Security Interest over any bank account which does not result in such bank account being blocked outside of an event of default) and/or restrictions and to which any Group Member is beneficially entitled at that time and which are readily available to Group Members and capable of being applied against Financial Indebtedness, as demonstrated by the then most recent Financial Statements.

Cash Equivalent Investments means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;
(b)

any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;
(iii)	which matures within one year after the relevant date of calculation; and
(iii)

which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	any investment in money market funds which:
(i)	have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited; and
(ii)	invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above, to the extent that investment can be turned into cash on not more than 30 days’ notice; or
(e)	any stocks payable in a freely convertible and transferable currency and which are listed on a stock exchange acceptable to the Majority Lenders.

Equity means, at any time and in relation to a Relevant Period, the aggregate book value of the total equity of the Borrower (on a consolidated basis) in the then most recent Financial Statements relevant to such Relevant Period.

Equity Ratio means, at any relevant time and in relation to a Relevant Period, the ratio of (a) the Equity to (b) Total Assets.

Financial Statements means any of the Annual Financial Statements and/or the Semi-Annual Financial Statements referred to and defined as such in clause 19 (Information undertakings).

Gross Interest Bearing Debt means, at any relevant time, the interest bearing debt of the Group calculated on a consolidated basis as set out in the most recent Financial Statements.

Net Interest Bearing Debt means, at any relevant time and in respect of a Relevant Period, the Gross Interest Bearing Debt minus Cash and Cash Equivalents, each as set out in the then most recent Financial Statements relevant to such Relevant Period.

Relevant Period means each period of twelve (12) Months ending on or about the last day of the Financial Year and each period of twelve (12) Months ending on or about the last day of each half-yearly period.

Ships means, on the relevant Test Date, each ship wholly and directly owned by a Group Member.

Test Date means the last day of each Relevant Period.

Total Assets means, at any time and in relation to any Relevant Period, the aggregate of “total assets” of the Group as shown (on the basis of book values) in the then most recent Financial Statements relevant to such Relevant Period.

21.2	Financial Condition

The Borrower shall ensure that, on each Test Date:

(a)	Equity Ratio: at all times during and in respect of each Relevant Period, the Equity Ratio shall be higher than 0.35:1.0;
(b)	Liquidity: the Borrower (on a consolidated basis) maintains at all times Cash and Cash Equivalents which are at all times not less than:
(i)

if at any relevant time the ratio of (1) the total forward-looking anticipated cash revenues of the Group from all legally binding and committed contracts for all the Ships for a Relevant Period (as the same is calculated by the Borrower to the satisfaction of the Facility Agent) to (2) Net Interest Bearing Debt for the same Relevant Period is equal to or higher than 50%, the higher of €35,000,000 and 5% of the Gross Interest Bearing Debt; and

(ii)	at all other times, the higher of €50,000,000 and 7.5% of the Gross Interest Bearing Debt;
(c)

Fair Market Value: the aggregate of (i) Cash and Cash Equivalents (including any Cash and Cash Equivalents that may be subject to any Security Interest and/or restrictions but excluding any undrawn and available amounts under any committed revolving and overdraft credit facilities set out in paragraph (c) of the definition of Cash and Cash Equivalents) and (ii) the Fair Market Value of the Ships is more than 140% of the Gross Interest Bearing Debt of the Group (calculated on a consolidated basis), provided that the first Test Date in relation to the Fair Market Value shall be the Test Date falling immediately after the upgrade of the Group’s existing O-class vessels but no later than on 31 March 2024; and

(d)

Debt Service: the Debt Service Coverage Ratio in respect of the Borrower for the Relevant Period ending on such Test Date shall be more than 2:1, provided that where the Debt Service Coverage Ratio for any Test Date is not more than 2:1, then clause 7.4 (Mandatory prepayment – Debt Service Coverage Ratio) shall apply.

21.3	Financial testing

The financial covenant set out in clause 21.2 (Financial Condition) shall be calculated:

(a)	in accordance with GAAP and tested every six (6) Months, on each Test Date, by reference to each of the financial statements delivered pursuant to clause 19.1 (Financial statements)

and each Compliance Certificate delivered pursuant to clause 19.2 (Provision and contents of Compliance Certificate); and

(b)	on a twelve (12) month rolling basis.
21.4	Re-negotiation on a Merger Transaction

In the event that the Merger Transaction is completed, the Parties agree to negotiate, in good faith, amendments to be made to this clause 21 (Financial Covenants) to reflect the revised credit profile of the Borrower following such Merger Transaction. The Parties shall endeavour to agree such changes and enter in an amendment agreement to reflect the same within thirty (30) days of the completed Merger Transaction date.

22	General Undertakings

The Borrower undertakes that this clause 22 will be complied with (by and in respect of itself and, where specified below, each other Group Member) throughout the Facility Period.

22.1	Use of proceeds

The Borrower shall use the proceeds of the Utilisation exclusively for the purposes specified in clause 3 (Purpose).

22.2	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect;
(b)	supply copies to the Facility Agent of; and
(c)	at all times comply with the material requirements of:

any Authorisation required under any law or regulation of a Relevant Jurisdiction to enable it to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document.

22.3	Compliance with laws
(a)

The Borrower shall comply in all respects with all laws, regulations and codes (including Environmental Laws and any Authorisations obtained under them) to which it may be subject, if failure to so comply would materially impair its ability to perform its obligations under the Finance Documents to which it is a party.

(b)

Environmental Laws (and any consents, licences or approvals obtained under them) applicable to the Group or the assets of the Group will not be violated in a way which might have a Material Adverse Effect.

22.4	Tax compliance

The Borrower shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties which, in aggregate, would have Material Adverse

Effect, save in respect of any taxes and dues which are disputed in good faith by it and in respect of which adequate reserves with respect thereto have been established.

22.5	Pari passu ranking

The Borrower’s payment obligations under the Finance Documents to which it is, or is to be, a party rank and continue to rank at least pari passu with the claims of all of its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

23	Negative Undertakings

The Borrower undertakes that this clause 23 will be complied with (by and in respect of itself and, where applicable, each other Group Member) throughout the Facility Period.

23.1	Sanctions
(a)

The Borrower shall not directly or indirectly, use or permit to be used or authorise any other person to use, lend make payments of, contribute or otherwise make available all or any part of the proceeds of the Facility or other transactions contemplated by this Agreement, to fund any trade business or other activities involving or for the benefit of any Prohibited Person or in any country or territory that at the time of such funding is the subject of Sanctions, or in any other manner that would reasonably be expected to result in a violation of Sanctions by the Borrower or any Finance Parties or in any such party becoming a Prohibited Person.

(b)

The Borrower shall not use any funds identified as derived from any activity in a Sanctioned Country or dealing with any Prohibited Person or entity which is listed on a Sanctions List or any other transactions which would be prohibited by Sanctions or would otherwise cause any Finance Party to be in breach of Sanctions, for the purpose of discharging amounts owing to the Finance Parties in respect of the Finance Documents.

(c)	The Borrower shall not (and shall use reasonable endeavours to ensure that no Group Member shall) violate Sanctions applicable to it or a Finance Party.
(d)

The Borrower shall promptly notify the Lenders if it is informed of or it becomes aware of any transaction in connection with the proceeds of the Facility that may cause any of the Lenders to, whether directly or indirectly, breach Sanctions applicable to them.

23.2	Anti-corruption law
(a)

The Borrower shall not directly or indirectly use the proceeds of the Facility for any purpose which would breach the UK Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar anti-corruption or anti-money laundering legislation in other jurisdictions.

(b)	The Borrower shall (and shall ensure that each other Group Member and any of their respective Subsidiaries, directors, officers and employees will):
(i)	conduct its businesses in compliance with applicable anti-corruption laws and anti-money laundering laws;
(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws; and
(iii)	not use the proceeds of the Facility for the purpose of financing any payments that could constitute a violation of any applicable anti-corruption laws or anti-money laundering laws.

23.3	Intentionally Deleted
23.4	Negative pledge
(a)	The Borrower shall not grant or allow to exist any Security Interest over any of its assets.
(b)	In this Agreement, Quasi-Security means an arrangement or transaction described in paragraph (a) below.
(c)	Without prejudice to clauses 23.5 (Loans and Guarantees and Financial Indebtedness), the Borrower shall not:
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to, or re-acquired by any other Group Member;
(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(iii)	enter into or permit to subsist any title retention arrangement;
(iv)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(v)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)	Clauses 23.4(a), 23.4(b) and 23.4(c) shall not apply to any Security Interest or (as the case may be) Quasi-Security listed below:
(i)	any netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;
(ii)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by the Borrower for the purpose of:
(A)	hedging any risk to which the Borrower is exposed in its ordinary course of trading; or
(B)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

excluding, in each case, any Security Interest or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

(iii)

any lien arising by operation of law and in the ordinary course of trading provided that the debt which is secured thereby is paid when due (taking into account any grace period for making such payment available under the applicable contract or under applicable law (if and as applicable)) or contested in good faith by appropriate proceedings and properly provisioned;

(iv)	any Security Interest or Quasi-Security over or affecting any asset acquired by the Borrower after the date of this Agreement if:
(A)	the Security Interest or Quasi-Security was not created in contemplation of the acquisition of that asset by the Borrower;

(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by the Borrower; and
(C)	the Security Interest or Quasi-Security is removed or discharged within 3 months of the date of acquisition of such asset;
(v)

any Security Interest or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Borrower in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by the Borrower; and

(vi)	any Security Interest or Quasi-Security securing indebtedness the aggregate outstanding principal amount of which does not exceed USD 5,000,000 (or its equivalent in other currencies) at any time.
(e)

Clauses 23.4(a), 23.4(b) and 23.4(c) shall not apply to any Security Interest over any vessel, any earnings, insurance, Charterer Agreements or any other contracts or charter arrangements in respect of a vessel, any shares in a Subsidiary or any other Security Interest required by any financier in respect of any secured Permitted Financial Indebtedness permitted under paragraph (b) and (e) of the definition of Permitted Financial Indebtedness, provided that (i) such Security Interest shall be first ranking and that no second lien or second ranking secured financing shall be permitted and (ii) the Borrower is in compliance with clause 23.5 (Loans and Guarantees and Financial Indebtedness) at all times.

23.5	Loans and Guarantees and Financial Indebtedness
(a)	Save as permitted under paragraph (c) and (d) below, the Borrower shall not:
(i)	grant any loans or credit except in the ordinary course of business; or
(ii)	give any guarantee or indemnity to or for the benefit of any person other than guarantees constituting Permitted Financial Indebtedness.
(b)	Subject to the terms of this clause 23.5, the Borrower shall not incur or allow to remain outstanding any Financial Indebtedness other than Permitted Financial Indebtedness.
(c)

The Borrower shall not incur any Permitted Financial Indebtedness set out in paragraph (e) of the definition of Permitted Financial Indebtedness unless the Borrower has, by no later than ten (10) Business Days prior to the proposed incurrence or advance of such Permitted Financial Indebtedness, delivered to the Facility Agent (in each case, in a form agreed between the Borrower and the Facility Agent (acting on the instructions of the Majority Lenders) or in such other form that is in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders)):

(i)	updated financial projections and forward-looking forecasts taking into account the incurrence or advance of such Financial Indebtedness; and
(ii)

calculations based on such updated financial projections showing how such Financial Indebtedness would affect the financial covenants set out in clause 21.2 (Financial Condition) during the next 24 (twenty-four) month period; and

where the Facility Agent (acting on the instructions of the Majority Lenders) determines based on such forecasts and calculations that financial covenants set out in clause 21.2 (Financial Condition) would not be satisfied as a result of such Financial Indebtedness being incurred or advanced, then the Borrower shall only be permitted to incur such Financial Indebtedness subject to the Borrower prepaying the Loan in accordance with clause 7.3 (Mandatory prepayment – Forward-looking forecasts).

(d)	Clause 23.5(a) to (c) shall not apply to:
(i)

any guarantee issued by the Borrower that is in relation to the performance by another Group Member of its obligations under the Charterer Agreements and any guarantee issued by the Borrower that is in relation to any other obligations of another Group Member, provided such guarantees are not in relation to any Financial Indebtedness of any Group Member and are usually issued by companies engaged in offshore wind turbine installation;

(ii)	other than where permitted under paragraph (d)(i) above, any guarantees issued by the Borrower where the aggregate amount guaranteed pursuant to such guarantees does not exceed US$2,000,000;
(iii)	any trade credit granted by the Borrower to any of its customers on normal commercial terms and in the ordinary course of the Borrower’s trading activities; and
(iv)

any grant of loans or credit to any Group Member as set out in paragraph (c) of the definition of Permitted Financial Indebtedness provided that such loans or credit shall be subject to the Borrower ensuring that where the Borrower is required to make prepayments under clause 7.3 (Mandatory prepayment – Forward-looking forecasts), then any amount of such loans or credits that are not required to be utilised by such Group Member shall be transferred back to the Borrower and included as Cash Sweep Proceeds (as such term is defined in clause 7.3 (Mandatory prepayment – Forward-looking forecasts)).

23.6	Distributions and other payments

The Borrower shall not:

(a)

declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) or any warrants for the time being in issue;

(b)	repay or distribute any dividend or share premium reserve;
(c)	pay:
(i)

any management, advisory or other fee (other than fees or commission agreed on an arms’ length basis to be payable to any shareholder in respect of any guarantee in respect of any newbuilding Ships contracted by any member of the Group; and

(ii)

any other fees (provided that the aggregate amount of such other fees shall not exceed US$2,500,000 at any time) to or to the order of any of its shareholders holding more than 10% of the voting rights in the Borrower;

(d)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so; or
(e)

make any payment (including by way of set-off, combination of accounts or otherwise) by way of interest, or repayment, redemption, purchase or other payment, in respect of any shareholder loan, loan stock or similar instrument, except where:

(i)	such payment is made after the later of:
(A)	the First Repayment Date;

(B)	the date on which the relevant Group Member has taken delivery of the WTIVs; and
(C)

unless the Facility Agent (acting on the instructions of the Majority Lenders) has determined that the Merger Transaction is not reasonably likely to occur, the date on which the relevant Group Member has taken delivery of the vessels m.v. “Nessie” and “Siren”;

(ii)	no Default has occurred and is continuing; and
(iii)

the ratio of the Group Net Debt to Consolidated EBITDA, at the time of such payment does not exceed 2.75:1 and would also not exceed 2.75:1 if calculated on a pro forma basis after giving effect to such payment.

23.7	Merger

Save for the Merger Transaction, the Borrower shall not enter into any amalgamation, demerger, merger, consolidation, redomiciliation, legal migration or corporate reconstruction, unless the Borrower continues to exist and is the surviving entity.

23.8	Change of business
(a)	Except as approved, no substantial change will be made to the general nature of the business of the Borrower from that carried on at the date of this Agreement.
(b)	The Borrower shall remain the direct counterpart under the Charterer Agreements.
23.9	Disposals

The Borrower shall not (and shall ensure that none of its Subsidiaries shall) enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to sell, lease, transfer or otherwise dispose of any Ship except for any of the following disposals (so long as they are not prohibited by any other provision of the Finance Documents and provided that no disposal of a Ship shall occur through the sale of the shares of any Subsidiaries of the Borrower):

(a)	any chartering of Ships pursuant to Charterer Agreements;
(b)	any disposal of Ships between Group Members;
(c)	disposals of the two (2) NG2500x vessels named m.v. Leviathan and m.v. Hydra, each held for sale by Eneti Inc. or its Subsidiaries; and
(d)

the disposal of any Ship, provided the Borrower has, by no later than ten (10) Business Days prior to the proposed disposal, delivered to the Facility Agent (in each case, in a form agreed between the Borrower and the Facility Agent (acting on the instructions of the Majority Lenders) or in such other form that is in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders)):

(i)	updated financial projections and forward-looking forecasts taking into account such disposal; and
(ii)

calculations based on such updated financial projections showing how such disposal would affect the financial covenants set out in clause 21.2 (Financial Condition) during the next 24 (twenty-four) month period; and

where the Facility Agent (acting on the instructions of the Majority Lenders) determines based on such forecasts and calculations that financial covenants set out in clause 21.2 (Financial Condition) would not be satisfied as a result of such disposal being made, then the Borrower shall only be permitted to make such disposal subject to the Borrower prepaying the Loan in accordance with clause 7.3 (Mandatory prepayment – Forward-looking forecast).

24	Consequences of breach of green loan provisions
24.1	Consequences of breach of green loan provisions
(a)	If any of the following events occur:
(i)

any representation, warranty or statement made or given or deemed to be made or given by the Borrower contained in clause 18.25 (Green Loan Criteria) is or proves to have been incorrect or misleading in any material respect when made or deemed to be made;

(ii)	the Borrower fails to comply with the Green Loan Criteria and/or Green Loan Principles;
(iii)	the Borrower fails to comply with any of the provisions referred to in clause 19.9 (Green loan reporting);
(iv)

following any changes or amendments to the Green Loan Principles which materially conflicts with the Green Financing Framework, the Borrower does not promptly amend the Green Financing Framework to align with the updated Green Loan Principles; or

(v)	the Borrower itself notifies the Facility Agent in writing that the Loans should not be classified as a Green Loan

(each a Declassification Event),

the Borrower shall notify the Facility Agent (other than in the case of paragraph (a)(iv) above) in writing no later than 10 Business Days after such event and each outstanding Loan shall, with immediate effect, be de-classified by the Facility Agent as a “Green Loan” or as otherwise “Green”. The Facility Agent shall notify the Borrower of any de-classification pursuant to this clause.

(b)

From the date on which a Declassification Event occurs in accordance with paragraph (a) above, the Borrower shall as soon as reasonably practicable and in any event within 10 Business Days of the Borrower becoming aware of a Declassification Event:

(i)	cease representing in all internal and external communications, announcements, marketing or publications that the Loan (or the relevant part thereof) is a “Green Loan” or is otherwise “Green”; and
(ii)	ensure that all materials, announcements, publications and information it publishes relating to the Facility after such date no longer refers to it as a “Green Loan” or is otherwise “Green”.
(c)

The Parties hereby acknowledge and agree that a Declassification Event does not constitute a Default or Event of Default, and the Borrower shall not bear any liability to the Finance Parties as a result of the occurrence of a Declassification Event.

25	Events of Default

Provided that the Facility Agent (acting on the instructions of the Majority Lenders) has provided the Borrower with a Default Notice, each of the events or circumstances set out in this clause 25 (except clause 25.15 (Acceleration)) is an Event of Default.

25.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document to which it is a party at the place at and in the currency in which it is expressed to be payable, unless:

(a)	its failure to pay is caused by:
(i)	administrative or technical error; or
(ii)	a Disruption Event; and
(b)	payment is made within five (5) Business Days of its due date.
25.2	Financial covenant

The financial covenants set out in clause 21.2 (Financial Condition) (other than clause 21.2(d)) is not met on any Test Date.

25.3	Other obligations
(a)

Subject to paragraph (b) below, the Borrower does not comply with any provision of the Finance Documents other than those referred to in clauses 4.4 (Conditions subsequent), 25.1 (Non-payment), 25.2 (Financial covenant) and clause 24.1 (Consequences of breach of green loan provisions)).

(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and the failure is remedied within thirty (30) days of the earlier of (A) the Facility Agent giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.

25.4	Misrepresentation
(a)

Subject to paragraph (b) below, any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is incorrect or misleading in any material respect when made or deemed to be made.

(a)

No Event of Default under paragraph (a) above will occur if the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within fifteen (15) Business Days of the earlier of (A) the Facility Agent giving notice to the Borrower and (B) the Borrower becoming aware of such misrepresentation.

25.5	Cross default
(a)	Any Financial Indebtedness of any member of the Group is not paid when due or within any originally applicable grace period.
(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of that person as a result of an event of default (however described).

(d)

Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of that person due and payable prior to its specified maturity as a result of an event of default (however described).

(e)

No Event of Default will occur under paragraphs (a) to (d) above if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than €10,000,000 (or its equivalent in any other currency or currencies).

25.6	Insolvency
(a)	The Borrower or any Material Subsidiary:
(i)	is unable or admits inability to pay its debts as they fall due;
(ii)	is presumed to be unable or admits inability to pay its debts as they fall due;
(iii)	is deemed to, or is declared to, be unable to pay its debts;
(iv)	suspends or threatens to suspend making payments on any of its debts; or
(v)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Borrower or any Material Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities).
(c)

A moratorium is declared in respect of any indebtedness of the Borrower or any Material Subsidiary. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

25.7	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, provisional supervision, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or any Material Subsidiary;

(ii)	a composition, compromise, assignment or arrangement with any creditor of the Borrower or any Material Subsidiary;
(iii)

the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, provisional supervisor or other similar officer in respect of the Borrower or any Material Subsidiary (or any of its assets); or

(iv)	enforcement of any Security Interest over any assets the Borrower or any Material Subsidiary having an aggregate value of more than €10,000,000 (or its equivalent in another currency or currencies), or any analogous procedure or step is taken in any jurisdiction.

(b)

Paragraph (a) above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within thirty (30) days of commencement or, if earlier, the date on which it is advertised.

25.8	Creditors’ process
(a)

Any expropriation, attachment, sequestration, distress, execution or any other analogous process or enforcement action affects any asset of the Borrower or any Material Subsidiary having an aggregate value of more than €10,000,000 (or its equivalent in another currency or currencies) and is not discharged within thirty (30) days (or, if shorter, the relevant statutorily prescribed time period) where such proceedings are not stayed or subject to appeal.

(b)	Any judgment or order for an amount in excess of €10,000,000 is made against the Borrower and is not stayed, discharged or complied with within thirty (30) days.
25.9	Cessation of business

The Borrower suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

25.10Repudiation and rescission of Finance Documents

The Borrower rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document.

25.11Litigation

In relation to the Borrower:

(a)	any litigation, alternative dispute resolution, arbitration or administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened; or
(b)	any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body is made,

in relation to any Finance Document or the transactions contemplated in the Finance Documents or against the Borrower or any of its assets, rights or revenues which is reasonably likely to have a Material Adverse Effect.

25.12Material Adverse Effect

Any event or circumstance (including any change of law) occurs which has, or is reasonably likely to have, a Material Adverse Effect.

25.13Unlawfulness

(a)	It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.
(b)

Any Finance Document ceases to be in full force and effect or ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective for any reason.

25.14Conditions subsequent

Any requirement of clause 4.4 (Conditions subsequent) is not satisfied.

25.15Acceleration

On and at any time after the occurrence of an Event of Default which is continuing and provided that a Default Notice has been delivered by the Facility Agent to the Borrower, the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments at which time they shall immediately be cancelled;
(b)

declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, at which time it shall immediately become payable on demand by the Facility Agent.

Section 8 -  Changes to Parties

26	Changes to the Lenders
26.1	Assignments and transfers by the Lenders

Subject to this clause 26, a Lender (the Existing Lender) may assign any of its rights or transfer any of its rights and obligations under any Finance Document to another bank or financial institution or to an insurer, reinsurer or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

26.2	Borrower consent
(a)

Provided that the Facility Agent notifies the Borrower of any proposed assignment or transfer by a Lender fifteen (15) days prior to the Transfer Date, the consent of the Borrower is not required for such assignment or transfer.

(b)	The Facility Agent will advise the Borrower of any such assignment or transfer in accordance with clause 26.7 (Copy of Transfer Certificate to Borrower).
26.3	Other conditions of assignment or transfer
(a)	An assignment or transfer will only be effective:
(i)

on receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the Borrower and the other Finance Parties as it would have been under if it had been an Original Lender;

(ii)

on the performance by the Facility Agent of all necessary “know your customer” or similar checks under all applicable laws and regulations relating to any person that the Facility Agent (in its own capacity only, and not on behalf of another Finance Party) is required to carry out in relation to such assignment or transfer to a New Lender; and

(iii)	if that Existing Lender assigns equal fractions of its Commitment and participation in the Loan and each Utilisation (if any) under the Facility.
(b)

Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the transfer or assignment becomes effective in accordance with the Finance Documents and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

26.4	Fees

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of $5,000.

26.5	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)	the financial condition of the Borrower;
(iii)	the performance and observance by the Borrower or any other person of its obligations under the Finance Documents or any other documents;
(iv)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; or
(v)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of:
(A)	the financial condition and affairs of the Borrower and their related entities in connection with its participation in this Agreement; and
(B)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document;

(ii)	will continue to make its own independent appraisal of the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; and
(iii)

will continue to make its own independent appraisal of the creditworthiness of e the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this clause 26; or
(ii)

support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under any Finance Document or by reason of the application of any Basel II Regulation to the transactions contemplated by the Finance Documents or otherwise.

26.6	Procedure available for assignment or transfer
(a)	Subject to the conditions set out in clause 26.3 (Other conditions of assignment or transfer) an assignment or transfer may be effected in accordance with paragraph (c) below when:
(i)	the Facility Agent executes an otherwise duly completed Transfer Certificate; and
(ii)

the Facility Agent executes any document required under paragraph (a) of clause 26.3 (Other conditions of assignment or transfer) which may be necessary for it to execute in each case delivered to it by the Existing Lender and the New Lender duly executed by them and, in the case of any such other document, any other relevant person.

The Facility Agent shall, subject to paragraph (b) below, as soon as practicable after receipt by it of a Transfer Certificate and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and such other document.

(b)

The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment or transfer to such New Lender.

(c)	On the Transfer Date:
(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to be released from its obligations under the Finance Documents, the Existing Lender shall be released from further obligations towards the Borrower and the other Finance Parties under the Finance Documents and rights of the Borrower and the other Finance Parties against the Existing Lender under the Finance Documents shall be cancelled (being the Discharged Rights Obligations) (but the obligations owed by the Borrower under the Finance Documents shall not be released);

(ii)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights and obligations under this Agreement the Borrower and the Existing Lender shall be released from further obligations towards one another under this Agreement and their respective rights against one another under this Agreement shall be cancelled (being the Discharged Rights and Obligations);

(iii)

in the case of an assignment pursuant to paragraph (i) above, the New Lender shall assume obligations towards the Borrower and the other Finance Parties shall acquire rights against the New Lender which differ from the Discharged Rights and Obligations only insofar as the New Lender has assumed and/or the Borrower and the other Finance Parties acquired the same in place of the Existing Lender;

(iv)

in the case of a transfer pursuant to paragraph (ii) above, the Borrower who are a Party and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(v)

the other Finance Parties and the New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Existing Lender and the other Finance Parties shall each be released from further obligations to each other under the Finance Documents; and

(vi)	the New Lender shall become a Party to the Finance Documents as a “Lender” for the purposes of all the Finance Documents.
(d)

Lenders may utilise procedures other than those set out in this clause 26.6 to assign or transfer their rights under the Finance Documents (but not, without the consent of the Borrower or unless in accordance with this clause 26.6 to obtain a release by the Borrower from the obligations owed to the Borrower by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in clause 26.2 (Borrower consent) and clause 26.3 (Other conditions of assignment or transfer).

26.7	Copy of Transfer Certificate to Borrower

The Facility Agent shall, as soon as practicable after it has executed a Transfer Certificate and any other document required under paragraph (b) of clause 26.3 (Other conditions of assignment or transfer), send a copy of that Transfer Certificate and such other documents to the Borrower.

26.8	Security over Lenders’ rights
(a)

In addition to the other rights provided to Lenders under this clause 26, each Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(i)

any charge, assignment, pledge or other Security Interest to secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) including, without limitation, any assignment of rights to a special purpose vehicle where a Security Interest over securities issued by such special purpose vehicle is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank); and

(ii)

any charge, pledge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment, pledge or other Security Interest shall:

(A)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment, pledge or other Security Interest for the Lender as a party to any of the Finance Documents; or

(B)

require any payments to be made by the Borrower other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

(b)

The limitations on assignments or transfers by a Lender set out in any Finance Document, in particular in clauses 26.1 (Assignments and transfers by the Lenders), 26.2 (Borrower consent) and 26.3 (Other conditions of assignment or transfer) shall not apply to the creation of Security pursuant to paragraph (a) above.

(c)

The limitations and provisions referred to in paragraph (b) above shall further not apply to any assignment or transfer of rights under the Finance Documents or of the securities issued by the special purpose vehicle, made by a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to a third party in connection with the enforcement of Security created pursuant to paragraph (a) above.

(d)	Any Lender may disclose such Confidential Information as that Lender shall consider appropriate to a federal reserve or central bank (including, for the avoidance of doubt, the

European Central Bank) to (or through) whom it creates a Security Interest pursuant to paragraph (a) above, and any federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) may disclose such Confidential Information to a third party to whom it assigns or transfers (or may potentially assign or transfer) rights under the Finance Documents or the securities issued by the special purpose vehicle in connection with the enforcement of such Security Interest.

27	Changes to the Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents unless approved or expressly permitted under the Finance Documents.

Section 9 -  The Finance Parties

28	Roles of Facility Agent, Mandated Lead Arranger and Green Loan Co-ordinator
28.1	Appointment of Facility Agent

Each other Finance Party (other than the Facility Agent) appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

28.2	Authorisation of Facility Agent

Each of the Finance Parties authorises the Facility Agent:

(a)

to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(b)	to execute all other documents that may be approved for execution by it.
28.3	Instructions to Facility Agent
(a)	The Facility Agent shall:
(i)

subject to paragraphs (d) and (e) below, exercise or refrain from exercising any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)	in all other cases, the Majority Lenders; and
(ii)

not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, in accordance with instructions given to it by that Finance Party or group of Finance Parties).

(b)

The Facility Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Facility Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)

Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and, unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	Paragraph (a) above shall not apply:
(i)	where a contrary indication appears in a Finance Document;
(ii)	where a Finance Document requires the Facility Agent to act in a specified manner or to take a specified action;

(iii)

in respect of any provision which protects the Facility Agent’s own position in its personal capacity as opposed to its role of the Facility Agent for the Finance Parties including, without limitation, clauses 28.8 (No duty to account) to clause 28.13 (Exclusion of liability), clause 28.17 (Confidentiality) to clause 28.22 (Reliance and engagement letters).

(e)

If giving effect to instructions given by any other Finance Party or group of Finance Parties would (in the Facility Agent’s opinion) have an effect equivalent to an amendment or waiver which is subject to clause 37 (Amendments and waivers), the Facility Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than itself) whose consent would have been required in respect of that amendment or waiver.

(f)

The Facility Agent shall act on the instructions of a Lender provided in connection with any split of its Commitment under clause 37.5 (Split voting) and shall not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with such instructions.

(g)

The Facility Agent may refrain from acting in accordance with any instructions of any other Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(h)	In the absence of instructions, the Facility Agent may act (or refrain from acting) as it considers to be appropriate.
28.4	Legal or arbitration proceedings

The Facility Agent is not authorised to act on behalf of another Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document.

28.5	Duties of the Facility Agent
(a)	The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
(b)

Subject to paragraph (c) below, the Facility Agent shall as soon as practicable forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(c)	Without prejudice to clause 26.7 (Copy of Transfer Certificate to Borrower), paragraph (b) above shall not apply to any Transfer Certificate.
(d)	The Facility Agent is not obliged to verify any signature, review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(e)

If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall as soon as practicable notify the other Finance Parties.

(f)

If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent, the Mandated Lead Arranger or the Green Loan Co-ordinator for their own account) under this Agreement, it shall as soon as practicable notify the other Finance Parties.

(g)

The Facility Agent shall provide to the Borrower, within three (3) Business Days of a request by the Borrower (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments and the address (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Facility Agent to that Lender under the Finance Documents.

(h)	The Facility Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
28.6	Role of the Mandated Lead Arranger

Except as specifically provided in the Finance Documents, the Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document or the transactions contemplated by the Finance Documents.

28.7	No fiduciary duties

Nothing in any Finance Document constitutes the Facility Agent, the Green Loan Co-ordinator or the Mandated Lead Arranger as a trustee or fiduciary of any other person.

28.8	No duty to account

None of the Facility Agent, the Green Loan Co-ordinator or the Mandated Lead Arranger shall be bound to account to any other Finance Party for any sum or the profit element of any sum received by it for its own account.

28.9	Business with the Group

The Facility Agent, the Green Loan Co-ordinator and the Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower or other Group Member or their Affiliates.

28.10Rights and discretions of the Facility Agent

(a)	The Facility Agent may:
(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify the signature on any document;
(ii)	assume that:
(A)

any instructions received by it from the Majority Lenders, any Lenders or other Finance Parties or any group of Lenders or other Finance Parties are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:
(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the other Finance Parties) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 25.1 (Non-payment));
(ii)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and
(iii)	any notice or request made by the Borrower (other than the Utilisation Request) is made on behalf of and with the consent and knowledge of all the Borrower.
(c)

The Facility Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts.

(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Facility Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to it (and so separate from any lawyers instructed by the Lenders or any other Finance Party) if it, in its reasonable opinion, deems this to be desirable.

(e)

The Facility Agent may rely on the advice or services of any lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts (whether obtained by it or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Facility Agent may act in relation to the Finance Documents through its officers, employees and agents and shall not:
(i)	be liable for any error of judgment made by any such person; or
(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Facility Agent’s fraud, gross negligence or wilful misconduct.

(g)

Unless any Finance Document expressly specifies otherwise, the Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent or security trustee under this Agreement.

(h)

Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent nor the Green Loan Co-ordinator is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)

Notwithstanding any provision of any Finance Document to the contrary, neither the Facility Agent nor the Mandated Lead Arranger is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(j)

None of the Facility Agent, the Mandated Lead Arranger nor the Green Loan Co-ordinator shall be obliged to request any certificate, opinion or other information under clause 19 (Information undertakings) unless so required in writing by a Lender, in which case the Facility Agent shall as soon as practicable make the appropriate request of the Borrower if such request would be in accordance with the terms of this Agreement.

(k)

Nothing in this Agreement shall require the Facility Agent to carry on an activity of the kind specified by any provision of Part I of Schedule 2 of the Securities and Futures Act (Chapter 289 of Singapore), or to lend money to the Borrower in its capacity as Facility Agent.

(l)

The Facility Agent shall be entitled to deal with money paid to it by any person for the purposes of this Agreement in the same manner as other money paid to a banker by its customers except that it shall not be liable to account to any person for any interest (save where expressly agreed) or other amounts in respect of the money.

(m)

The fees, commissions and expenses payable to the Facility Agent for services rendered and the performance of its obligations under this Agreement shall not be abated by any remuneration or other amounts or profits receivable by the Facility Agent (or by any of its associates) in connection with any transaction effected by the Facility Agent with or for the Lenders or the Borrower.

28.11Responsibility for documentation and other matters

None of the Facility Agent, the Green Loan Co-ordinator or the Mandated Lead Arranger is responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Facility Agent, the Green Loan Co-ordinator, the Mandated Lead Arranger, the Borrower or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;
(d)	the failure of the Borrower or any other party to perform its obligations under any Finance Document or the financial condition of any such person;
(e)	any other beneficiary failing to perform or discharge any of its duties or obligations under any Finance Document; or
(f)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by any applicable law or regulation relating to insider dealing or otherwise.

28.12No duty to monitor

The Facility Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;
(b)	as to the performance, default or any breach by any Party or the Borrower of its obligations under any Finance Document; or
(c)	whether any other event specified in any Finance Document has occurred.

28.13Exclusion of liability

(a)

Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Facility Agent), the Facility Agent, will not be liable for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its fraud, gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document unless directly caused by its fraud, gross negligence or wilful misconduct;

(iii)

without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs, losses, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or
(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event), breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this clause subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)

The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in any Finance Document shall oblige the Facility Agent, the Mandated Lead Arranger or the Green Loan Co-ordinator to carry out
(i)	any “know your customer” or other checks in relation to any person; or
(ii)

any check on the extent to which any transaction contemplated by any of the Finance Documents might be unlawful for any Finance Party or for any Affiliate of any Finance Party or for any Affiliate of any Finance Party,

on behalf of any other Finance Party and each other Finance Party confirms to the Facility Agent, the Mandated Lead Arranger and the Green Loan Co-ordinator that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent, the Mandated Lead Arranger or the Green Loan Co-ordinator.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Facility Agent, any liability of the Facility Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Facility Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent at any time which increase the amount of that loss. In no event shall the Facility Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent has been advised of the possibility of such loss or damages. The provisions of this clause shall survive the termination or expiry of this Agreement or the resignation or removal of the Facility Agent. The provisions of this clause shall survive the termination or expiry of this Agreement or the resignation or removal of the Facility Agent.

(f)

Each indemnity given by a Party under or in connection with a Finance Document is a continuing obligation, independent of the party’s other obligations under or in connection with that or any other Finance Document and survives after that Finance Document is terminated. It is not necessary for a Finance Party to pay any amount or incur any expense before enforcing an indemnity under or in connection with this Agreement or any other Finance Document.

28.14Lenders’ indemnity to the Facility Agent

(a)

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their being reduced to zero) indemnify the Facility Agent, within three Business Days of demand, against any Losses (including, without limitation, for negligence or any other category of liability whatsoever) incurred by any of them (otherwise than by reason of the relevant Facility Agent’s fraud, gross negligence or wilful misconduct) (or, in the circumstances contemplated pursuant to clause 31.12 (Disruption to payment systems etc.) notwithstanding the Facility Agent’s negligence, gross negligence, or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as Facility Agent, or exercising any authority conferred under, the Finance Documents (unless the Facility Agent has been reimbursed by the Borrower pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Borrower shall promptly on demand reimburse any Lender for any payment that Lender makes to the Facility Agent pursuant to paragraph (a) above.
(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Facility Agent to the Borrower.

28.15Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.
(b)	Alternatively the Facility Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders may appoint a successor Facility Agent.
(c)

If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Facility Agent (after consultation with the Borrower) may appoint a successor Facility Agent.

(d)

The retiring Facility Agent shall make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents. The Borrower shall, within five (5) Business Days of demand, reimburse the retiring Facility Agent for the amount of all costs and expenses (including legal fees) (together with any applicable VAT) properly incurred by it in making available such documents and records and providing such assistance.

(e)	The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.
(f)

Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of clauses 15.3 (Indemnity to the Facility Agent) and this clause 28 (and any agency or other fees for the account of the retiring Facility Agent in its capacity as such shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

28.16Replacement of the Facility Agent

(a)

After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Facility Agent (or, at any time the Facility Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Facility Agent by appointing a successor Facility Agent.

(b)

The retiring Facility Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(c)

The appointment of the successor Facility Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Facility Agent. As from this date, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of clause 15.3 ((Indemnity to the Facility Agent) and this clause 28 (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Facility Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

28.17Confidentiality

(a)

In acting as agent or trustee for the Finance Parties, the Facility Agent shall be regarded as acting through its agency, trustee or other division or department directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions or departments.

(b)

If information is received by another division or department of the legal person which is the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)

Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent, the Mandated Lead Arranger nor the Green Loan Co-ordinator is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

28.18Facility Agent’s relationship with the Lenders

The Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(a)	entitled to or liable for any payment due under any Finance Document on that day; and
(b)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

28.19Information from the Finance Parties

Each Finance Party shall supply the Facility Agent with any information that the Facility Agent may reasonably specify as being necessary or desirable to enable the Facility Agent to perform its functions as Facility Agent.

28.20Credit appraisal by the Finance Parties

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each other Finance Party confirms to the Facility Agent, the Mandated Lead Arranger and the Green Loan Co-ordinator that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of the Borrower and other Group Member;
(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;
(d)

whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)

the adequacy, accuracy or completeness of any information provided by the Facility Agent, the Green Loan Co-ordinator, the Mandated Lead Arranger or any other Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

28.21Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.22Reliance and engagement letters

Each of the Facility Agent, the Mandated Lead Arranger and the Green Loan Co-ordinator are hereby authorised by the other Finance Parties to enter into any reliance letter or engagement letter relating to any valuations, reports, opinions or letters or advice or assistance provided by lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts in connection with the Finance Documents or the transactions contemplated in the Finance Documents on such terms as it may consider appropriate (including, without limitation, restrictions on the lawyer’s, accountant’s, tax adviser’s, insurance consultant’s, ship manager’s, valuer’s, surveyor’s or other professional adviser’s or expert’s liability and the extent to which their valuations, reports, opinions or letters may be relied on or disclosed).

29	Conduct of business by the Finance Parties
29.1	Finance Parties tax affairs

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
29.2	Finance Parties acting together

Notwithstanding clause 2.2 (Finance Parties’ rights and obligations), if the Facility Agent makes a declaration under clause 25.15 (Acceleration) or (acting on the instructions of the Majority Lenders) notifies the other Finance Parties that it considers it is entitled to make such a declaration, the Facility Agent shall, in the names of all the Finance Parties, take such action on behalf of the Finance Parties and conduct such negotiations with the Borrower and generally administer the Facility in accordance with the wishes of the Majority Lenders. All the Finance Parties shall be bound by the provisions of this clause and no Finance Party shall be entitled to take action independently against the Borrower or any of its assets without the prior consent of the Majority Lenders.

30	Sharing among the Finance Parties
30.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from the Borrower other than in accordance with clause 31 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facility Agent;
(b)

the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 31.6 (Partial payments).

30.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with clause 31.6 (Partial payments) towards the obligations of the Borrower to the Sharing Finance Parties.

30.3	Recovering Finance Party’s rights

On a distribution by the Facility Agent under clause 30.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from the Borrower, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Borrower.

30.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the Borrower and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Borrower.
30.5	Exceptions
(a)	This clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the Borrower.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings;
(ii)	the taking legal or arbitration proceedings was in accordance with the terms of this Agreement; and
(iii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

Section 10 -  Administration

31	Payment mechanics
31.1	Payments to the Facility Agent
(a)

On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Facility Agent) and with such bank as the Facility Agent, in each case, specifies.

31.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to clause 31.3 (Distributions to the Borrower) and clause 31.4 (Clawback and pre-funding) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

31.3	Distributions to the Borrower

The Facility Agent may (with the consent of the Borrower or in accordance with clause 32 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback and pre-funding
(a)

Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

Unless paragraph (c) below applies, if the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

(c)

If the Facility Agent makes available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Facility Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Facility Agent shall notify the Borrower of that Lender’s identity and the Borrower shall on demand refund it to the Facility Agent; and

(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

31.5	Impaired Agent
(a)

If, at any time, the Facility Agent becomes an Impaired Agent, the Borrower or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with clause 31.1 (Payments to the Facility Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or
(ii)

if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Borrower or the Lender making the payment (the Paying Party) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the Recipient Party or Recipient Parties).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.
(c)

A Party which has made a payment in accordance with this clause 31.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)

Promptly upon the appointment of a successor Facility Agent in accordance with this Agreement, each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with clause 31.2 (Distributions by the Facility Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:
(i)	that it has not given an instruction pursuant to paragraph (d) above; and
(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

31.6	Partial payments
(a)

If the Facility Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by the Borrower under those Finance Documents, the Facility Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Facility Agent, the Green Loan Co-ordinator or the Mandated Lead Arranger for their own account under those Finance Documents;
(ii)	secondly, in or towards payment to the Lenders pro rata of any amount owing to the Lenders under clause 28.14 (Lenders’ indemnity to the Facility Agent);
(iii)	thirdly, in or towards payment to the Lenders pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;
(iv)	fourthly, in or towards payment to the Lenders pro rata of any principal which is due but unpaid under those Finance Documents; and
(v)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Facility Agent shall, if so directed by the Lenders, vary the order set out in paragraphs (ii) to (v) of paragraph (a) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.
31.7	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.8	Business Days
(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
31.9	Currency of account
(a)	Subject to paragraphs (b) and (c) below, euros is the currency of account and payment for any sum due from the Borrower under any Finance Document.
(b)	A repayment of all or part of the Loan or an Unpaid Sum and each payment of interest shall be made in euros on its due date.
(c)

Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in euros and, if they were incurred in a currency other than euros, the amount payable under the Finance Documents shall be the equivalent in euros of the relevant amount in such other currency on the date on which it was incurred.

31.10Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

31.11Amounts paid in error

(a)

If the Facility Agent pays an amount to another Party and the Facility Agent notifies that Party that such payment was an Erroneous Payment then the Party to whom that amount was paid by the Facility Agent shall on demand refund the same to the Facility Agent.

(b)	Neither:
(i)	the obligations of any Party to whom the Erroneous Payment was made, to the Facility Agent; nor
(ii)	the remedies of the Facility Agent,

(whether arising under this clause 31.11 or otherwise in respect of an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Facility Agent or any other Party).

(c)

All payments to be made by a Party to whom the Erroneous Payment was made, to the Facility Agent (whether made pursuant to this clause 31.11 or otherwise) in respect of an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(d)	In this Agreement, “Erroneous Payment” means a payment of an amount by the Facility Agent to another Party which the Facility Agent determines (in its sole discretion) was made in error.

31.12Disruption to payment systems etc.

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Borrower that a Disruption Event has occurred:

(a)

the Facility Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

(b)

the Facility Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Facility Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 37 (Amendments and waivers);

(e)

the Facility Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause31.12; and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
32	Set-off

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33	Notices
33.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by e-mail or letter.

33.2	Addresses

The address and e-mail address (and the department or officer, if any, for whose attention the communication is to be made) of the Borrower or Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name in Schedule 1 (The original parties);
(b)	in the case of the Facility Agent and any other original Finance Party, that identified with its name in Schedule 1 (The original parties); and
(c)	in the case of each Lender or other Finance Party, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party in the relevant capacity,

or, in each case, any substitute address, e-mail address or department or officer as the Borrower or Finance Party may notify to the Facility Agent (or the Facility Agent may notify to the other Finance Parties and the Borrower who are Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days’ notice.

33.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of e-mail, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under clause 33.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified in Schedule 1 (The original parties) (or any substitute department or officer as the Facility Agent shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Facility Agent.
(d)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

33.4	Communication when Facility Agent is Impaired Agent

If the Facility Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

33.5	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)

if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document or if the original document is required or deemed to prevail by operation of law.

33.6	Electronic communication
(a)

Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days’ notice.
(b)

Any such electronic communication as specified in paragraph (a) above to be made between the Borrower and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication

(c)

Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and, in the case of any electronic communication made by a Party to the Facility Agent, only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

(d)

Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p. m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement or any other Finance Document shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this clause 33.6.
33.7	Use of Deal Site by the Facility Agent
(a)	The Facility Agent may elect that:
(i)	the Borrower may satisfy its obligations under this Agreement to deliver any information to the Facility Agent;
(ii)	any Lender may satisfy its obligations under this Agreement to deliver any information to the Facility Agent; and/or
(iii)	the Facility Agent may satisfy its obligations under this Agreement to deliver any information to the Borrower or any Lender,

by posting such information on an electronic website designated by the Facility Agent for such purpose (the Deal Site) by notifying each such affected Borrower and Lender of its intention that such Deal Site be used for such purpose (whereupon the Borrower or Lender or the Facility Agent may so satisfy such obligations). Any Utilisation Request or notification of rates of interests in accordance with clause 9.4 (Notification of rates of interest) may also be notified to the Lenders by email in accordance with clause 33.1 (Communications in writing).

(b)

Any reasonable costs and expenses incurred by the Facility Agent in relation to the Deal Site shall be for the account of the Borrower, provided that the prior written consent of the Borrower shall have been obtained in respect of such costs and expenses. If applicable, the Borrower consents to the use of its logo on the Deal Site.

(c)

The Facility Agent shall, at its discretion or upon request of the relevant Party, disclose the website (or other electronic) address of and any relevant password specifications for the Deal Site (Access Information) to one or more officers, directors, employees or other representatives (Deal Site Representatives) of each Party that the Facility Agent has elected to deliver information to or receive information from through the Deal Site.

(d)	Each Party using the Deal Site agrees to:
(i)	keep all Access Information confidential and not to disclose it to anyone, other than such of its Deal Site Representatives as it has requested the Facility Agent to provide Access Information to; and
(ii)

ensure that all persons to whom they give access can properly receive the information available on the Deal Site, including (in the case of a Lender) under clause 38.2 (Disclosure of Confidential Information).

(e)

If the Deal Site is not available for any reason, promptly following this being brought to its attention, the Facility Agent shall provide communications to the affected Parties by another means as contemplated by this clause 33 (Notices). A Party will notify the Facility Agent promptly if it is (despite being in receipt of the relevant Access Information) unable to access or use the Deal Site or if it becomes aware that the Deal Site is or has been infected by an electronic virus or similar software.

(f)	Each of the Parties agrees that:
(i)	the Facility Agent shall not be liable for any cost, loss or liability incurred by any Party as a result of its access or use of the Deal Site or its inability to access or use the Deal Site; and
(ii)	the Facility Agent is under no obligation to monitor access to or the availability of the Deal Site.
(g)

The Facility Agent may terminate a Deal Site at any time. If such termination occurs whilst amounts remain outstanding under the Facility the Facility Agent shall (unless such termination arises as a result of technical failure of the Deal Site (including as a result of infection by an electronic virus or similar software) or as a result of a concern as to the security and confidentiality of the Deal Site), if reasonably practicable, give not less than one (1) day’s prior notice to each affected Party of such termination.

34	Calculations and certificates
34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:

(a)	on the basis of the actual number of days elapsed and a year of 360 days (or, in any case where the practice in the Relevant Market differs, in accordance with that market practice); and
(b)	without rounding.
35	Partial invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

37	Amendments and waivers
37.1	Required consents
(a)

Subject to clause 37.2 (All Lender matters) and clause 37.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all the Finance Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 37.
(c)

Without prejudice to the generality of paragraphs (c), (d) and (e) of clause 28.10 (Rights and discretions of the Facility Agent), the Facility Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

37.2	All Lender matters

Subject to clause 37.4 (Changes to reference rates) an amendment, waiver or discharge or release or a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Change of Control” in clause 1.1 (Definitions);
(b)	the definition of “Majority Lenders” in clause 1.1 (Definitions);
(c)	the definition of “Last Availability Date” in clause 1.1 (Definitions);

(d)	the definition of “Prohibited Person”, “Sanctions Authority” and “Sanctions List” in clause 1.1 (Definitions);
(e)	an extension to the date of payment of any amount under the Finance Documents;
(f)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable or the rate at which they are calculated;
(g)	a change to the Borrower;
(h)	any provision which expressly requires the consent or approval of all the Lenders;
(i)	clause 30 (Sharing among the Finance Parties);
(j)

clause 2.3 (Finance Parties’ rights and obligations), clause 5.1 (Delivery of a Utilisation Request), clause 7.1 (Illegality), clause 18.18 (Anti-corruption law), clause 18.23 (Sanctions), clause 23.1 (Sanctions), clause 23.2 (Anti-corruption law), clause 26 (Changes to the Lenders), clause 8.8 (Application of cancellation and prepayments), this clause 37, clause 43 (Governing law) or clause 44.1 (Jurisdiction of English courts);

(k)	the order of distribution under clause 31.6 (Partial payments);
(l)	the currency in which any amount is payable under any Finance Document;
(m)

an increase in any Commitment or the Total Commitments, an extension of any period within which the Facility is available for Utilisation or any requirement that a cancellation of Commitments reduces the Commitments rateably;

(n)	clause 24 (Consequences of breach of green loan provisions),

shall not be made, or given, without the prior consent of all the Lenders.

37.3	Other exceptions
(a)

Any amendment, waiver or discharge or release or a consent which relates to the rights or obligations of the Facility Agent, the Green Loan Co-ordinator or the Mandated Lead Arranger in their respective capacities as such (and not just as a Lender) under the Finance Documents may not be effected without the consent of the Facility Agent, the Green Loan Co-ordinator or the Mandated Lead Arranger (as the case may be).

(b)

Notwithstanding clauses 37.1 (Required consents) and 37.2 (All Lender matters) and paragraph (a) above, the Facility Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

37.4	Changes to reference rates
(a)	Subject to clause 37.2 (All Lender Matters), if a Screen Rate Replacement Event has occurred, any amendment or waiver which relates to:
(i)	providing for the use of a Replacement Reference Rate in place of the Screen Rate; and
(ii)	any or all of the following:
(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)

enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;
(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or
(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders) and the Borrower.

(b)	An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on the Loan under this Agreement to any recommendation of a Relevant Nominating Body which:
(i)	relates to the use of the Screen Rate in the international or any relevant domestic syndicated loan markets; and
(ii)	is issued on or after the date of this Agreement,

may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders) and the Borrower.

(c)

If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within ten (10) Business Days (or such longer time period in relation to any request which the Borrower and the Facility Agent may agree) of that request being made:

(i)

its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
(d)	In this clause 37.4:

Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

Replacement Reference Rate means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for the Screen Rate by:

(i)	the administrator of the Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by the Screen Rate); or
(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the Screen Rate; or
(c)	in the opinion of the Majority Lenders and the Borrower, an appropriate successor to the Screen Rate.

Screen Rate Replacement Event means:

(a)	the methodology, formula or other means of determining the Screen Rate has, in the opinion of the Majority Lenders and the Borrower materially changed;
(b)	any of the following applies:
(i)	either:
(A)	the administrator of the Screen Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the Screen Rate;

(ii)

the administrator of the Screen Rate publicly announces that it has ceased or will cease, to provide the Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the Screen Rate;

(iii)	the supervisor of the administrator of the Screen Rate publicly announces that the Screen Rate has been or will be permanently or indefinitely discontinued; or
(iv)	the administrator of the Screen Rate or its supervisor announces that the Screen Rate may no longer be used; or
(c)

the administrator of that Screen Rate determines that that Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Borrower) temporary; or

(ii)	the Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than thirty (30) days; or
(d)	in the opinion of the Majority Lenders and the Borrower, the Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.
37.5	Split voting
(a)

For the purposes of responding (or failing to respond) to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of the Lenders under the terms of this Agreement, a Lender may split its Commitment into any number of portions and may respond (or fail to respond) or otherwise exercise its rights in respect of each such individual portion on a several basis.

(b)	If a Lender exercises its rights under paragraph (a) above in respect of any part of its Commitment, such Lender shall notify the Facility Agent of the portions into which it has split its Commitment.
38	Confidential Information
38.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 38.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2	Disclosure of Confidential Information

Any Finance Party, its Affiliates and their respective directors, officers and employees may disclose:

(a)

to any of its Affiliates (including, for the avoidance of doubt, its head office and branches of its head office) and head office, branch or representative officers and/or any of its or their officers, directors, employees, professional advisers, auditors, partners, insurers, insurance brokers, third party service providers and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:
(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Facility Agent and, to any of that person’s Affiliates, Representatives, agents and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any participation or sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrower and to any of that person’s Affiliates, Representatives, agents and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom paragraphs (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraphs (b)(i) or (b)(ii) above;
(v)

to whom information is required or requested to be disclosed by any court or tribunal of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)

to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes. The relevant Finance Party shall endeavour to notify the Borrower of any such disclosure provided that such Finance Party is not restricted from doing so;

(vii)

to any third party service provider which provides services of any kind to any Finance Party on a need-to-know basis, or where such disclosure is made to the third party service provider as a routine part of the scope of work performed by such third party service provider, in connection with the operation of its business and, in each case, who is under a duty of confidentiality to that Finance Party;

(viii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to clause 26.8 (Security over Lenders’ rights);
(ix)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(x)	who is a Party; or
(xi)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)

in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)

in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(D)

provided always that where such disclosure involves the disclosure of personal data to which Parts III to VI of the Personal Data Protection Act 2012 (No. 26 of 2012) of Singapore applies, the Finance Party shall so disclose only for the Purposes (as defined in clause 38.6 (Personal Data)).

(c)

to any person appointed by that Finance Party or by a person to whom paragraphs (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration / Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

(d)

to any rating agency such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Borrower provided that the prior written consent of the Borrower has been obtained in relation to such disclosure to that rating agency. The consent of the Borrower to disclose to a rating agency must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent ten (10) Business Days after a Finance Party has requested it unless consent is expressly refused by the Borrower within that time;

(e)	to any person who is a person, or who belongs to a class of persons, specified in the second column of the Third Schedule to the Banking Act Chapter 19 of Singapore; and
(f)	to any direct or indirect provider of credit protection to any Finance Party or Affiliate of any Finance Party (or its brokers).

Nothing in this clause shall be deemed to constitute, an express or implied agreement by any Finance Party with the Borrower for a higher degree of confidentiality than that prescribed in Section 47 of, and in the Third Schedule to, the Banking Act 1970 of Singapore.

38.3	Entire agreement

This clause 38 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.4	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

38.5	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)

of the circumstances of any disclosure of Confidential Information made to any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body or the rules of any relevant stock exchange or pursuant to any applicable law or regulation pursuant to clause 38.2 (Disclosure of Confidential Information) except where such disclosure is made to any such person during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 38.
38.6	Personal Data
(a)

If the Borrower provides the Finance Parties with personal data of any individual as required by, pursuant to, or in connection with the Finance Documents, the Borrower represents and warrants to the Finance Parties that it has, to the extent required by law, (i) notified the relevant individual of the purposes for which data will be collected, processed, used or disclosed; and (ii) obtained such individual’s consent for, and hereby consents on behalf of such individual to the collection, processing, use and disclosure of his/her personal data by the Finance Parties, in each case, in accordance with or for the purposes of the Finance Documents, and confirms that it is authorised by such individual to provide such consent on his/her behalf.

(b)

The Borrower agrees and undertakes to notify the Finance Parties promptly upon its becoming aware of the withdrawal by the relevant individual of his/her consent to the collection, processing, use and/or disclosure by the Finance Parties of any personal data provided by the Borrower to the Finance Parties.

(c)

Any consent given pursuant to this Agreement in relation to personal data shall, subject to all applicable laws and regulations, survive death, incapacity, bankruptcy or insolvency of any such individual and the termination or expiration of this Agreement.

38.7	Continuing obligations

The obligations in this clause 38 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:

(a)

the date on which all amounts payable by the Borrower under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.
39	Confidentiality of Funding Rates
39.1	Confidentiality and disclosure
(a)	The Facility Agent and the Borrower agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.
(b)	The Facility Agent may disclose:
(i)	any Funding Rate to the Borrower pursuant to clause 9.4 (Notification of rates of interest); and
(ii)

any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender.

(c)	The Facility Agent may disclose any Funding Rate, and the Borrower may disclose any Funding Rate, to:
(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the Borrower, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the Borrower, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender, as the case may be.
39.2	Related obligations
(a)

The Facility Agent and the Borrower acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent and the Borrower undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Facility Agent and the Borrower agree (to the extent permitted by law and regulation) to inform the relevant Lender:
(i)

of the circumstances of any disclosure made pursuant to clause 39.1(c)(ii) (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this clause 39.
39.3	No Event of Default

No Event of Default will occur under clause 25.3 (Other obligations) by reason only of the Borrower’s failure to comply with this clause 39.

40	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

41	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
42	HK Stay Rules
(a)

If any Finance Document is or becomes a “covered contract” (within the meaning of the Financial Institutions (Resolution) (Contractual Recognition of Suspension of Termination Rights – Banking Sector) Rules (Cap. 628C) of Hong Kong (the “Stay Rules”)), the parties agree that, despite any other term or conditions of any Finance Document or any other agreement, arrangement or understanding, the parties (other than an excluded counterparty (within the meaning of the Stay Rules)) will be bound by a suspension of a “termination right” (within the meaning of the Stay Rules) in relation to such Finance Document imposed by the HK Resolution Authority under section 90(2) of the Financial Institutions (Resolution) Ordinance (Cap. 628) of Hong Kong.

(b)	For the purpose of this Clause 42:

HK Resolution Authority means the resolution authority in relation to a banking sector entity from time to time, which is currently the Hong Kong Monetary Authority.

Section 11 -  Governing Law and Enforcement

43	Governing law

This Agreement and any non-contractual obligations connected with it are governed by English law.

44	Enforcement
44.1	Jurisdiction of English courts
(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the sole and most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
44.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)

irrevocably appoints the person named in Schedule 1 (The original parties) as the Borrower’s English process agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees that failure by an agent for service of process to notify the Borrower of the process will not invalidate the proceedings concerned; and
(c)

if any person appointed as process agent for the Borrower is unable for any reason to act as agent for service of process, the Borrower must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The original parties

Borrower

Name:	Cadeler A/S

Original Jurisdiction	Denmark

Registration number (or equivalent, if any)	CVR 31180503

Registered office	Arne Jacobsens Allé 7, 7 2300 Copenhagen S Denmark

Address for service of notices	Arne Jacobsens Allé 7, 7 2300 Copenhagen S Denmark

Email: peter.brogaard@cadeler.com and mathias.hartmann@cadeler.com

Attention: Peter Brogaard Hansen, CFO, and Mathias Trustrup Hartmann

English process agent	Elemental Process Agent Limited 27 Old Gloucester Street London WC1N 3AX Registered number 01745936

The Original Lenders and their Commitments

Name	Facility Office, address, email and attention details for notices	Account details for payments	Commitment (€)
The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch

Address: 10 Marina Boulevard, Marina Bay Financial Centre Tower 2, #46-01 Singapore 018983

(a) For credit matters:

Name: Valerie Tan

Address: 10 Marina Boulevard, Marina Bay Financial Centre Tower 2, #46-01 Singapore 018983

Telephone number: + 65 6658 6305

Email address: valerie.e.tan@hsbc.com.sg

(b) For loan administration matters:

Name: Jerhythm Lim / Jasmine Phoon / Dean Koh

Address: 10 Marina Boulevard, Marina Bay Financial Centre Tower 2, #46-01 Singapore 018983

Telephone number: + 65 6658 0999 / +65 6658 6130 / +65 6658 6007

Email address: jerhythm.lim@hsbc.com.sg / jasmine.m.z.phoon@hsbc.com.sg / deankoh@hsbc.com.sg

		Beneficiary Bank: HSBC Bank, France (SWIFT: CCFRFRPP) For a/c of The Hongkong and Shanghai Banking Corporation Limited, Singapore (SWIFT: HSBCSGSG) Account No: FR7630056000100010000444628 Attn: HOST Operation – Credit Services (Corp) Ref: customer name (e.g. Payment of Loan Principal / Interest / Upfront Fee)	50,000,000
TOTAL			€50,000,000

The Mandated Lead Arranger

Name	Facility Office, address, email and attention details for notices
The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch

Address: 10 Marina Boulevard, Marina Bay Financial Centre Tower 2, #46-01 Singapore 018983

(a) For credit matters:

Name: Valerie Tan

Address: 10 Marina Boulevard, Marina Bay Financial Centre Tower 2, #46-01 Singapore 018983

Telephone number: + 65 6658 6305

Email address: valerie.e.tan@hsbc.com.sg

(b) For loan administration matters:

Name: Jerhythm Lim / Jasmine Phoon / Dean Koh

Address: 10 Marina Boulevard, Marina Bay Financial Centre Tower 2, #46-01 Singapore 018983

Telephone number: + 65 6658 0999 / +65 6658 6130 / +65 6658 6007

Email address: Jerhythm/lim@hsbc.ocm.sg / jasmine.m.z.phoon@hsbc.com.sg / deankoh@hsbc.com.sg

The Facility Agent

Name	The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch
Facility Office, address, email address and attention details for notices

Address: 10 Marina Boulevard, Marina Bay Financial Centre Tower 2, #46-01 Singapore 018983

Fax: +65 6225 3770

Email as follows:

For queries or general queries

sgloan.agency.queries@hsbc.com.sg

For instructions

sgloan.agency.instructions@hsbc.com.sg

With a copy for all emails to:

louisa.h.tan@hsbc.com.sg

joice.tjen@hsbc.com.sg

jefferyjuri@hsbc.com.sg

abdulhakeemhajiosm@hsbc.com.sg

Attention: Issuer Services – Louisa Tan / Joice Tjen / Abdul Hakeem Haji Osman / Jeffery Juri

Telephone Number: +65 6658 4147 / +65 6658 0871 / +65 6658 6406 / +65 6658 5174

The Green Loan Co-ordinator

Name	The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch
Facility Office, address, email address and attention details for notices

The Hongkong and Shanghai Banking Corporation Limited

Address: Level 16, HSBC Main Building, 1 Queen’s Road Central, Hong Kong

Name: Prachi Sejpal

Telephone number: +852 2841 8204

Email address: prachi.sejpal@hsbc.com.hk

Schedule 2

Conditions precedent

1	Borrower’s corporate documents
(a)	A copy of the Constitutional Documents of the Borrower.
(b)	A copy of a resolution of the board of directors of the Borrower:
(i)

approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party (its Relevant Documents) and resolving that it execute, deliver and perform the Relevant Documents to which it is a party;

(ii)	authorising a specified person or persons to execute its Relevant Documents on its behalf;
(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with its Relevant Documents; and

(iv)	containing a specimen of the signature for each person referred to in paragraphs (ii) and (iii) above.
(c)

A certificate of an authorised signatory of the Borrower confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

(d)

A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it and delivered pursuant to this Part 1 of this Schedule is correct, complete and in full force as at a date no earlier than the date of this Agreement and effect and has not been amended or superseded and that any such resolutions or power of attorney have not been revoked.

2	Legal opinions

The following legal opinions, each addressed to the Facility Agent, the Mandated Lead Arranger and the Original Lenders:

(a)	a legal opinion of Norton Rose Fulbright (Asia) LLP on matters of English law; and
(b)	a legal opinion of Bech-Bruun on matters of Danish law.
3	Finance Documents

This Agreement and each Fee Letter duly executed.

4	Other documents and evidence
(a)	Evidence that any process agent has accepted its appointment.
(b)	The Original Financial Statements.
(c)

A copy of any other Authorisation or other document or opinion that is necessary in the reasonable opinion of the Facility Agent following consultation with its legal advisors and the Borrower in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance

Document, provided that such Authorisation or other document or opinion is requested at least five Business days prior to the date on which the Utilisation Request is delivered by the Borrower to the Facility Agent pursuant to clause 5.1 (Delivery of the Utilisation Request).

(d)

Evidence that arrangements have been made by the Borrower to pay such fees, costs and expenses which are then due and payable by the Borrower pursuant to clause 12 (Fees) and clause 17 (Costs and expenses) from the proceeds of the Utilisation (or that such fees and expenses have been paid or will be paid by the Utilisation Date from other sources).

5	“Know your customer” information

Each Finance Party has confirmed all “know your customer” or similar identification procedures under all laws and regulations applicable to that Finance Party in respect of the Borrower have been satisfied.

Schedule 3

Utilisation Request

From:	CADELER A/S

To:	[name of Agent]

Dated:	[●]

Dear Sirs

Cadeler A/S - Facility Agreement dated [●] 2023 (the Facility Agreement)

1

We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

Amount:	€ [●]

3	We confirm that each condition specified in clause 4.3 (Further conditions precedent) of the Facility Agreement is satisfied on the date of this Utilisation Request.
4	The proceeds of the Loan should be credited to [●] [specify account]].
5	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………

authorised signatory for

CADELER A/S

Schedule 4

Form of Transfer Certificate

To:[●] as Facility Agent

From:[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:

Cadeler A/S - Facility Agreement dated [●] 2023 (the Facility Agreement)

1

We refer to the Facility Agreement. This agreement (the Agreement) shall take effect as a Transfer Certificate for the purposes of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2	We refer to clause 26.6 (Procedure for assignment or transfer) of the Facility Agreement:
(a)

The Existing Lender assigns absolutely to the New Lender all of the rights of the Existing Lender under the Facility Agreement and the other Finance Documents which correspond to that portion of the Existing Lender’s Commitment and participation in the Loan under the Facility Agreement as specified in the Schedule.

(b)

The Existing Lender is released from the obligations owed by it which correspond to that portion of the Existing Lender’s Commitment and participation in the Loan under the Facility Agreement specified in the Schedule (but the obligations owed by the Borrower under the Finance Documents shall not be released).

(c)	On the Transfer Date the New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.
(d)	The proposed Transfer Date is [•].
(e)	The Facility Office and address, email address and attention details for notices of the New Lender for the purposes of clause 33.2 (Addresses) of the Facility Agreement are set out in the Schedule.
3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in clause 26.5 (Limitation of responsibility of Existing Lenders) of the Facility Agreement.
4

This Agreement acts as notice to the Facility Agent (on behalf of each Finance Party) and, upon delivery in accordance with clause 26.7 (Copy of Transfer Certificate to Borrower), to the Borrower of the assignment referred to in this Agreement.

5	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
6	This Agreement and any non-contractual obligations connected with it are governed by English law.
7	This Agreement has been entered into on the date stated at the beginning of this Agreement.

The Schedule

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility Office address, email address and attention details for notices and account details for payments.]

[Existing Lender][New Lender]

By:By:

This Agreement is accepted by the Facility Agent as a Transfer Certificate for the purposes of the Facility Agreement and the Transfer Date is confirmed as [●].

Signature of this Agreement by the Facility Agent constitutes confirmation by the Facility Agent of receipt of notice of the assignment referred to herein, which notice the Facility Agent receives on behalf of each Finance Party.

[Agent]

By:

Schedule 5

Form of Compliance Certificate

To:	[●] as Facility Agent
From:	CADELER A/S, as Borrower

Dated: [●]

Dear Sirs

Cadeler A/S - Facility Agreement dated [●] 2023 (the Facility Agreement)

1

I/We refer to the Facility Agreement. This is a Compliance Certificate. Terms defined in the Facility Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	I/We confirm that:
(a)	the Debt Service Coverage Ratio in respect of the Relevant Period expiring [●] is [●]:1;
(b)	the Equity Ratio in respect of the Relevant Period expiring [●] is [●]%;
(c)	the Minimum Free Liquidity in respect of the Relevant Period expiring [●] is €[●];
(d)	the Fair Market Value of the Ships in respect of the Relevant Period expiring [●] is [●]%,

all calculated in accordance with the Annex hereto.

3	I/We confirm that no Default is continuing. [Note: If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]

Signed by:

……………………………………………………

[Director]

CADELER A/S

Schedule 6

Timetables

Delivery of a duly completed Utilisation Request (clause 5.1 (Delivery of the Utilisation Request))	U-5 Business Days 11:00 a.m.

Agent notifies the Lenders of the amount of the Loan and the amount of each Lender’s participation in the Loan in accordance with clause 5.4 (Lenders’ participation)	U-3 Business Days Noon

EURIBOR is fixed	Quotation Day 11:00am in respect of EURIBOR

Schedule 7

Form of Green Loan Compliance Certificate

To: [   ]

From: Cadeler A/S

Dated:

Cadeler A/S - [Description of facility agreement to be included] (the “Facility Agreement”)

1.

We refer to the Facility Agreement. This is a Green Loan Compliance Certificate. Terms defined in the Facility Agreement have the same meaning when used in this Green Loan Compliance Certificate unless given a different meaning in this Green Loan Compliance Certificate.

2.	We confirm that (in relation to this Facility):

Test - Green Loan Criteria	Figures / calculations	Compliance
At least 95% of consolidated annual turnover of the Borrower is derived from offshore renewable energy activities		[Yes/No]
No turnover of the Borrower is derived from the commissioning of new or existing oil and gas installations		[Yes/No]
At least 95% of capital expenditures of the Borrower are aligned with the green project categories in the Green Finance Framework		[Yes/No]

3.	Exclusions: [2] NG2500x vessels contributing [x]% of total turnover of the Borrower in the reporting period, as these continue to be held for sale
4.	Impact Reporting:

Capacity of Renewable Energy plants constructed/ installed / serviced in the reporting period:

[xxx] MW

………………………………………………

for and on behalf of

CADELER A/S

[TO BE SIGNED BY 2 SIGNORS: DIRECTOR OR CEO OR CFO OR CSO AUTHORISED SIGNATORIES OF CADELER A/S]

Schedule 8

Banking (Exposure Limits) Rules

The information set out in this Schedule is for reference only. For further details, the Banking

(Exposure Limits) Rules (Cap. 155S) may be accessed at

https://www.elegislation.gov.hk/hk/cap155S

The Borrower may be considered as related or connected to the HSBC Group if it is:

(a)	a director, employee, controller or minority shareholder controller, of a member of the HSBC Group;
(b)	a relative of a director, employee, controller or minority shareholder controller, of a member of the HSBC Group;
(c)	a firm, partnership or non-listed company in which a member of the HSBC Group or any of the following entities is interested as director, partner, manager or agent:
(i)	a controller, minority shareholder controller or director of a member of the HSBC Group;
(ii)	a relative of a controller, minority shareholder controller or director of a member of the HSBC Group; or
(d)	a natural person, firm, partnership or non-listed company to whom a member of the HSBC Group has provided a financial facility if any of the following entities is a guarantor of the facility:
(i)	a controller, minority shareholder controller or director of a member of the HSBC Group;
(ii)	a relative of a controller, minority shareholder controller or director of a member of the HSBC Group.

Relevant definitions

1)	A person has “control” if such person is:
(A)

an indirect controller, that is, in relation to a company, any person in accordance with whose directions or instructions the directors of the company or of another company of which it is a subsidiary are accustomed to act; or

(B)

a majority shareholder controller, that is, in relation to a company, any person who, either alone or with any associate or associates, is entitled to exercise, or control the exercise of, more than 50% of the voting power at any general meeting of the company or of another company of which it is a subsidiary, and “controller” means either an “indirect controller” or a “majority shareholder controller”.

2)	“employee” includes permanent full time, permanent part-time, fixed-term full time, fixed-term part-time staff and international assignees.
3)

“minority shareholder controller” in relation to a company, means any person who, either alone or with any associate or associates, is entitled to exercise, or control the exercise of, 10% or more, but not more than 50%, of the voting power at any general meeting of the company or of another company of which it is a subsidiary.

4)	“relative” in relation to a natural person, means the following:

(A)	a parent, grandparent or great grandparent;
(B)	a descendant, step-parent or adoptive parent;
(C)	a brother or sister;
(D)	the spouse;
(E)	if the person is a party to a union of concubinage - the other party of the union;
(F)	a cohabitee;
(G)	a parent, step-parent or adoptive parent of a spouse;
(H)	a brother or sister of a spouse;
(I)	a son, step-son, adopted son, daughter, step-daughter or adopted daughter; or
(J)	a grandson, granddaughter, great grandson or great granddaughter.

Schedule 9 Form of Increase Confirmation

To:	[●] as Facility Agent
From:	CADELER A/S, as Borrower

Dated: [●]

Dear Sirs

Cadeler A/S - Facility Agreement dated [●] 2023 (the Facility Agreement)

1

We refer to the Facility Agreement. This agreement (the Agreement) shall take effect as an Increase Confirmation for the purpose of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2	We refer to Clause 2.2 (Increase) of the Facility Agreement.
3	The Increase Lender agrees to assume and will assume all of the obligations corresponding to € [●] (the Increase Commitment) as if it was an Original Lender under the Facility Agreement.
4

The proposed date on which the increase in relation to the Increase Lender is to take effect (the Increase Effective Date) is [●] or the date of confirmation of this Agreement by the Facility Agent, whichever is later.

5	On the Increase Effective Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.
6

The Increase Lender hereby appoints the Facility Agent to act as its agent under and in connection with the Finance Documents in accordance with Clause 28 (Roles of Facility Agent, Mandated Lead Arranger and Green Loan Co-ordinator) of the Agreement.

7	The administrative details of the Increase Lender for the purposes of this Agreement are set out below:

[●]

8	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in Clause 2.2 (Increase).
9	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
10	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

…………………………

Cadeler A/S, as Borrower

…………………………

[the Increase Lender]

This Increase Confirmation is executed by the Facility Agent and the Increase Effective Date is confirmed [●].

……………………………

For and on behalf of

The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch

SIGNATURES

THE BORROWER

CADELER A/S

By:

/s/ Peter Brogaard Hansen

Name(s): Peter Brogaard Hansen

Title(s): Chief Financial Officer

Signature page to Facility Agreement

THE GREEN LOAN CO-ORDINATOR

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH

By:

/s/ LIM Jit Min

Name(s):	LIM Jit Min

Title(s):	Managing Director

Head of Large Local Corporate

Global Banking

The Hongkong & Shanghai Banking Corporation Limited, Singapore

Signature page to Facility Agreement

THE ORIGINAL LENDERS

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH

By:

/s/ LIM Jit Min

Name(s):	LIM Jit Min

Title(s):	Managing Director

Head of Large Local Corporate

Global Banking

The Hongkong & Shanghai Banking Corporation Limited, Singapore

THE MANDATED LEAD ARRANGER

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH

By:

/s/ LIM Jit Min

Name(s):	LIM Jit Min

Title(s):	Managing Director

Head of Large Local Corporate

Global Banking

The Hongkong & Shanghai Banking Corporation Limited, Singapore

THE FACILITY AGENT

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH

By:

/s/ Satish Srivastava

Name(s):	Satish Srivastava

Title(s):	Vice President

Issuer Services

Signature page to Facility Agreement